As filed with the Securities and Exchange Commission on December 11, 2007

Registration No. 333-144736

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

______________

AMENDMENT NO. 2

TO

FORM SB-2

______________

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GelTech Solutions, Inc.

(Name of Small Business Issuer in its Charter)

Delaware	3530	56-2600575
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

1460 Park Lane South, Suite 1

Jupiter, Florida 33458

(561) 427-6144

(Address and telephone number of principal executive offices)

Michael Cordani

Chief Executive Officer

1460 Park Lane South, Suite 1

Jupiter, Florida 33458

(561) 427-6144

(Name, address and telephone number of agent for service)

______________

Copies to:

Michael D. Harris, Esq.

Harris Cramer LLP

1555 Palm Beach Lakes Boulevard

Suite 310

West Palm Beach, Florida 33401

(561) 478-7077

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

The registrant hereby amends this registration statement on such date or date(s) as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the commission acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion: dated December 11, 2007

PROSPECTUS

GELTECH SOLUTIONS, INC.

2,702,419 Shares

This prospectus covers 450,000 shares of common stock of GelTech Solutions, Inc. being offered by GelTech directly to investors on a “best efforts” self-underwritten basis at a price of $0.66 per share. There is no minimum amount that is required to be sold in this primary offering. The offering of these shares will terminate on no later than ___________, 2008 (45 days from the date of this prospectus). No commissions or fees will be paid in connection with the sale of such shares. This is our initial public offering and no public market currently exists for our common stock. We intend to apply for the listing of our shares on the Over-the-Counter Bulletin Board. The initial offering price was arbitrarily determined and is not related to any ratios to earnings, net worth or other investment criteria.

Subsequent to the best efforts offering by us, this prospectus covers a secondary offering of 2,252,419 shares of common stock of GelTech being offered for resale by certain selling shareholders. Under this secondary offering, sales will be initially at $0.66 per share. In the event that a market for our common stock develops, sales may be made at such market price. We will not receive any proceeds from sales of shares of our common stock by the selling shareholders named beginning on page 40.

The offering price for the primary and secondary offering covered by this prospectus will remain at $0.66 per share throughout the primary offering period. Sales by the selling shareholders will be made at $0.66 per share until a market for our common stock develops. In the event a market develops, sales will be made at prevailing market prices or privately negotiated prices. A market for our common stock may never develop. No sales by the selling shareholders will be made during the primary offering period.

This investment involves a high degree of risk. You should purchase shares only if you can afford a complete loss of your investment. See “Risk Factors” beginning on page 5.

This prospectus relates also to the sale of up to 2,252,419 shares of our common stock which may be offered by the selling shareholders identified in this prospectus. All such shares being offered are presently outstanding, except for shares issuable upon exercise of warrants.

We will not receive any proceeds from the sale of shares of our common stock by the selling shareholders, with the exception of the possible exercise of 207,311 warrants. For information on the methods of sale by the selling shareholders, you should refer to the section entitled “Plan of Distribution.”

No public market currently exists for our shares of common stock.

The common stock offered in this prospectus involves a high degree of risk. See “Risk Factors” beginning on page 5 of this prospectus to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is _________ _, 2007

TABLE OF CONTENTS

Page

Prospectus Summary

1

Risk Factors

5

Forward-Looking Statements

14

Dilution

14

Use of Proceeds

15

Market for Common Stock

15

Private Placements and Exchange Offer

15

Capitalization

16

Management’s Discussion and Analysis or Plan of Operation

17

Business

20

Management and Board of Directors

31

Executive Compensation

33

Related Person Transactions

36

Principal Shareholders

38

Selling Shareholders

40

Description of Securities

44

Plan of Distribution

46

Legal Matters

48

Experts

48

Additional Information

48

Financial Statements

F-1

You should rely only on information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. The selling shareholders are not offering to sell or seeking offers to buy shares of common stock in jurisdictions where offers and sales are not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

i

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully including the section entitled “Risk Factors” before deciding to invest in our common stock.

Our Company

GelTech Solutions, Inc. markets and sells one polymer-based product and intends to market and sell two additional polymer-based products that serve different markets.

We recently initiated marketing RootGel, which is a polymer that can absorb hundreds of times its weight in water. A particular polymer has been discovered for use in spraying devices that does not clog the spray nozzles or pumps. We have a pending United States patent application for the polymer mixture and method of spray application. We have an agreement with Golf Ventures, Inc., a leading distributor of products to over 800 golf courses in Florida, to act as our exclusive distributor for the State of Florida. Golf Ventures is also supplying inventory to a “sister” company, Golf Ventures West, Inc., located in Arizona. We also have a sales representative agreement with a company which sells to golf courses in North and South Carolina and Virginia.

Upon the closing of our private placement on May 29, 2007, we placed orders with a third-party manufacturer for the initial inventory of RootGel. Our initial sales of RootGel, consisting of both the sprayable and granular forms, were to Golf Ventures for sale to their customers throughout Florida. In addition, a major golf course developer is currently using RootGel at a development in South Carolina. Since RootGel can absorb many times its weight in water, we believe it has uses in many agricultural markets as well as the golf course maintenance industry. Although our initial marketing of RootGel has been aimed at golf courses, we believe, based upon widespread publicity that the recent drought in parts of the United States, including the West, Southwest and Southeast, has created an opportunity to demonstrate to governments that RootGel can provide a solution to crop shortages. Accordingly, we have commenced marketing RootGel to governments and agricultural interests.

Another product is FireIce, a fire suppression product for which GelTech has a United States patent pending. We believe FireIce can be a valuable tool to sell into the $2 billion per year fire suppression market. When FireIce is made into a gel and sprayed onto a fire, it prevents any further burning - even when a blowtorch is applied directly onto the area coated with FireIce. In addition to applying FireIce directly on fires, it can also be sprayed on homes as a fire retardant and on foliage to prevent the spread of fires.

Based upon discussions with fire departments and input from a member of our Board of Directors who had a long history with the Miami-Dade County, Florida Fire Department, we believe that fire departments throughout the United States will be interested in purchasing FireIce once we begin a formal sales campaign. Another target market consists of state and federal governments, which can use FireIce in combating forest fires. In California, forest fires recur each year and cause major damage and economic harm. This past spring, North Florida and Southeast Georgia struggled to suppress forest fires.

In order to market FireIce, we are required to obtain third-party certification as to its safety. In late June, we signed an agreement with a leading independent laboratory to test the performance and safety of FireIce. If it meets the standards published by the National Fire Protection Association or NFPA or Underwriter’s Laboratories or UL, we will be in position to begin marketing FireIce. The testing was completed in late November  2007, and we are awaiting a report of the results.

We also intend to distribute IceWear, a garment line that cools the body temperature of the person wearing it. IceWear can be used as a cooling vest by firefighters, hazmat teams, military personnel, race car drivers and others who are subject to intense heat. We tested IceWear with race car drivers and television cameramen in 2006. The test was featured on ESPN2. We expect to complete a prototype of IceWear in the next four to six months and begin marketing it shortly thereafter. We have one issued United States patent and one pending United States patent application for IceWear. The vendor we are using to package RootGel has indicated an interest in producing the IceWear prototypes, and we expect that we will retain them for this purpose.

Our fourth product, which generates considerable publicity, but which will take an estimated $50 to $100 million to fully develop, is a hurricane suppression project named WeatherTech. In initial laboratory tests conducted by a professor of meteorology at Florida State University, it has proven effective in causing a modest reduction in hurricane wind speed. Additionally, several years ago it was applied to a thunderstorm off the coast of West Palm Beach, Florida and the thunderstorm immediately disappeared from Doppler radar. WeatherTech has never been applied to actual hurricanes and must undergo extensive testing, including verifying that there are no environmental impact concerns. We do not have the financing for WeatherTech at this time and have no indications of interest from any third parties to provide the financing. We hold a United States patent on this hurricane suppression product.

Private Placements and Exchange Offer

Following our incorporation, we sold 385,000 shares of our common stock to nine accredited investors at $1.00 per share. On May 29, 2007, we sold 2,250,000 shares at $0.667 per share and 225,000 warrants exercisable at $1.00 per share to one investor for $1,500,000. In late June 2007, Dyn-O-Mat, Inc., our founder and predecessor, completed an exchange offer with its shareholders. More than 150 Dyn-O-Mat shareholders accepted the exchange offer, and Dyn-O-Mat transferred 5,995,837 of its shares of GelTech in exchange for shares of Dyn-O-Mat. No cash consideration was given. As a result, Dyn-O-Mat’s ownership of GelTech was reduced from 7,250,000 shares to 1,254,358 shares. Dyn-O-Mat was formed and controlled by Mr. Peter Cordani, who is our Chief Technology Officer and a director. His father is now President of Dyn-O-Mat. Cordani family members, including Mr. Michael Cordani, our Chief Executive Officer, and three trusts controlled by Mr. Michael Cordani, received 2,967,310 shares of common stock in the exchange offer. Mr. Michael Cordani is the brother of Mr. Peter Cordani and for a time served in a senior management capacity for Dyn-O-Mat. Mr. Phil D. O’Connell, Jr., one of our directors, received 622,644 shares of our common stock and 474,058 warrants exercisable at $1.05 per share in the exchange offer.

Our Corporate Information

GelTech Solutions, Inc. was organized on July 19, 2006 as a Florida corporation and was reincorporated on November 15, 2006 as a Delaware corporation. Our offices are located at 1460 Park Lane South, Suite 1, Jupiter, Florida 33458. Our telephone number is (561) 427-6144. We have authorized capital of 50,000,000 shares of common stock, $0.001 par value, and 5,000,000 shares of preferred stock, $0.001 par value. As of the date of this prospectus there are 10,282,434 shares of common stock and no shares of preferred stock outstanding.

THE OFFERING

Plan of Distribution

This prospectus covers up to 450,000 shares of our common stock, which are being offered on a “best efforts” basis by us for 45 days from the date of this prospectus. All offers and sales will be made by our officers, employees and directors. We will not pay any underwriting discounts or commissions.

Following the completion of the best efforts offering, we will file a post-effective amendment to our registration statement and amend this prospectus to cover the secondary offering of up to 2,252,419 shares of our common stock offered for resale by certain shareholders identified in this prospectus.

The offering price for the shares covered by this prospectus will remain at $0.66 per share throughout the primary offering period. No sales by the selling shareholders will be made during the primary offering period. Sales by the selling shareholders under the secondary offering will be made at $0.66 per share until a market for GelTech’s common stock develops. In the event a market develops, the selling shareholders may sell their shares at prevailing market prices or privately negotiated prices. No market may ever develop for our common stock.

Public Market

There is no public market for our common stock. We intend to seek quotation on the Over-the-Counter Bulletin Board.

Common stock outstanding prior to the offering:	10,282,434 shares
Common stock offered by GelTech	450,000 shares
Common stock offered by the selling shareholders:	2,252,419 shares (1)
Common stock offered by the selling shareholders upon exercise of warrants:	207,311 shares
Common stock outstanding immediately following the offering:	10,939,745 shares (2)
Use of proceeds:	We intend to use all proceeds received for general corporate purposes including salaries of our management and for sales and marketing of our products (3)

———————

(1)

Includes 207,311 shares issuable upon exercise of warrants.

(2)

Assumes all 450,000 shares offered by GelTech will be sold. Includes 207,311 shares of common stock issuable upon exercise of warrants which shares have been registered in this offering.

(3)

Includes sales by us in the primary offering and proceeds from the exercise of warrants.

SUMMARY FINANCIAL DATA

The following summary of our financial data should be read in conjunction with, and is qualified in its entirety by reference to “Management’s Discussion and Analysis or Plan of Operation” and our audited and unaudited financial statements, appearing elsewhere in this prospectus.

Statement of Operations Data:

	GelTech			Predecessor (GelTech Division of Dyn-O-Mat)
	Three Months Ended September 30,		July 19, 2006 to June 30,	July 1 to July 18,	Year Ended June 30,
	2007	2006	2007	2006	2006
	(Unaudited)
Revenue	$13,990	$286	$13,417	$101	$221

Gross profit	$6,737	$71	$7,334	$76	$166

Net loss	$(431,748)	$(770,041)	$(1,311,392)	$(15,173)	$(320,556)

Net loss per share – basic and diluted	$(0.04)	$(0.13)	$(0.16)

Weighted average common shares (basic and diluted)	10,283,717	5,911,413	8,380,997

Balance Sheet Data:

	GelTech
	As of September 30, 2007	As of June 30, 2007
	( Unaudited )
Cash	$503,863	$186,598

Stock Subscription receivable(1)	$0	$1,000,000

Working capital	$402,822	$849,020

Total assets	$669,597	$1,335,960

Total current liabilities	$223,875	$459,221

Accumulated deficit	$(1,743,140)	$(1,311,392)

Total shareholders’ equity	$445,722	$876,739

———————

(1)

Represents a $1,000,000 check received by us on June 29, 2007, which cleared following its deposit on July 3, 2007.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors before deciding whether to invest in the common stock Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, may also impair our business operations or our financial condition. If any of the events discussed in the risk factors below occur, our business, financial condition, results of operations or prospects could be materially and adversely affected. In such case, the value and marketability of the common stock could decline, and you might lose all or part of your investment.

Risk Factors Relating to Our Company

Our ability to continue as a going concern is in substantial doubt. To continue as a going concern, we must obtain adequate new debt or equity financing and achieve profitability.

Since our incorporation, and prior to incorporation when the business we acquired was a division of Dyn-O-Mat, we (and the Dyn-O-Mat division) incurred net losses. Because we are a development stage company and have incurred significant losses, there is substantial doubt about our ability to continue as a going concern.

We have limited cash and have only recently begun selling RootGel, which is the only product we can currently sell. Our continued existence is dependent upon our achieving sufficient sales levels of RootGel and our other products or obtaining adequate financing. Unless we can begin to generate material revenue, we may not be able to remain in business. We cannot assure you that we will raise enough money or generate sufficient sales to meet our future working capital needs.

We have a limited operating history on which to evaluate our potential for future success and to determine if we will be able to execute our business plan. Therefore, it is difficult to evaluate our future prospects and the risk of success or failure of our business.

We were formed on July 19, 2006 and have had very limited operations. While we have conducted development and sales and marketing activities, we have generated limited revenue to date. You must consider our business and prospects in light of the risks and difficulties we will encounter as an early-stage company. These risks include:

•

our ability to effectively and efficiently market and distribute our products,

•

our ability to obtain market acceptance of our current products and future products that may be developed by us,

•

our ability to convince potential investors that WeatherTech, our hurricane suppression project is a viable project, and

•

our ability to sell our products at competitive prices which exceed our per unit costs.

We may not be able to address these risks and difficulties, which could materially and adversely affect our revenue, operating results and our ability to continue to operate our business.

Because GelTech’s business plan is unproven, it may not result in the generation of material revenue or profitability.

Since our incorporation on July 19, 2006, our goal has been to generate revenue from the sale and development of the following:

•

RootGel – a line of agricultural moisture retention products,

•

FireIce – a fire suppression product,

•

IceWear – a garment line to assist in cooling body temperature, and

•

WeatherTech – our hurricane suppression project.

Our marketing of these products and our hurricane suppression product is subject to a number of risks, including:

•

Although we have a pending United States patent application for the sprayable form of RootGel, we have no patent protection for the granular form and there are many products on the market which are advertised as performing similar functions to RootGel;

•

If the pending patent application is not granted for the sprayable form of RootGel, we will face direct competition which can erode any market share we may achieve and create pricing pressure;

•

If we are unable to obtain any third party certification that FireIce meets certain standards published by the NFPA or UL, we will be unable to market FireIce effectively to distributors;

•

Our IceWear product will take four to six months to complete developing the initial prototypes before we can market it to firefighters, hazmat units, emergency medical technicians or EMTs, first responders and the United States military; and

•

Our hurricane suppression project needs substantial funding and development before it can be commercialized, if at all, as described in the Business section of this prospectus.

We cannot assure you that the implementation of the business plan will result in material sales or that if it does results in material sales, that such sales will necessarily translate into profitability.

Our growth strategy reflected in our business plan may not be achievable or may not result in profitability.

We may not be able to implement our growth strategy reflected in our business plan rapidly enough for us to achieve profitability. Our growth strategy is dependent on a number of factors, including market acceptance of our fire suppression gel and the acceptance by the public of the concept of hurricane suppression. We cannot assure you that our potential market will purchase our products or that those parties will purchase our products at the costs and on the terms assumed in our business plan.

Among other things, implementation of our growth strategy would be adversely affected if:

•

we are not able to attract sufficient customers to the products we offer in light of the price and other terms required in order for us to attain the level of profitability that will enable us to continue to pursue our growth strategy,

•

adequate penetration of new markets at reasonable cost becomes impossible limiting the future demand for our products below the level assumed by our business plan,

•

we were forced to significantly adapt our business plan to meet changes in our markets, and

•

for any reason, we are not able to attract, integrate, retain and motivate qualified personnel.

If the demonstrations of our products do not result in material revenue, we may cease operations.

As part of our marketing efforts, we are conducting and intend to conduct further demonstrations of the applicability and utility of our products. If these demonstrations or any third parties’ testing of our products do not clearly convey to potential customers the utility of our products and services and their value at the prices we expect to charge in order to obtain adequate margins, then we may not be able to successfully commercialize all or part of our technology and may cease operations.

If we are unable to obtain third party verification of FireIce, we may not be able to effectively market it and our future revenue will be adversely affected.

To date, we have sold and marketed FireIce on a sample testing basis. In order to effectively market it on a large scale basis, a leading distributor advised us that we need certification by an independent organization concluding that FireIce meets the standards of an independent testing agency. In late June we signed an agreement with a leading independent laboratory to test the safety of FireIce. Although all necessary testing has been completed, we do not know if FireIce will pass and be approved. Without such approvals, we may not be able to market FireIce effectively and our ability to generate revenue from the sales of FireIce would be impaired.

Because our plans to commercialize FireIce were recently launched, there can be no assurances it will be accepted by potential customers.

There are multiple factors which may prevent us from successfully commercializing FireIce, our fire suppression gel:

•

A potential distributor has advised us that we should obtain independent certification to increase the ease of the market accepting the new product. We are awaiting a report of the results of testing by an independent laboratory relating to FireIce’s safety. If we are unable to obtain such third party certification, our ability to enter into an agreement with distributors will be hampered and our capability to successfully commercialize FireIce will be limited.

•

We have launched our marketing of FireIce and are initially targeting distributors to municipal fire departments. Although we expect to receive orders from them in the future, we cannot assure you that we will receive any material orders.

•

We have demonstrated FireIce at trade shows and have received minimal orders, but cannot assure you that we will receive repeat orders.

•

A potential long-term market for FireIce is to combat forest fires. However, any such use would require the appropriate government approval, including the U.S. Forest Service. We cannot assure you that we will be able to gain the necessary approvals for such a use.

If we cannot manage our growth effectively, we may not become profitable.

Businesses which grow rapidly often have difficulty managing their growth. If we grow as rapidly as we anticipate, we will need to expand our management by recruiting and employing experienced executives and key employees capable of providing the necessary support. We cannot assure you that our management will be able to manage our growth effectively or successfully. Our failure to meet these challenges could cause us to lose money, and your investment could be lost.

Among other things, implementation of our growth strategy would be adversely affected if we were not able to attract sufficient customers to the products and services we offer or plan to offer in light of the price and other terms required in order for us to attain the necessary profitability.

We may not be able to maintain and expand our business if we are not able to retain, hire and integrate key management and operating personnel.

Our success depends in large part on the continued services and efforts of key management personnel. Competition for such employees is intense and the process of locating key personnel with the combination of skills and attributes required to execute our business strategies may be lengthy. The loss of key personnel could have a material adverse impact on our ability to execute our business objectives. We do not have any life insurance on the lives of any of our executive officers including Mr. Peter Cordani, the inventor of our intellectual property and our principal shareholder, although we are in the process of obtaining it.

We could face potential difficulties in locating sufficient manufacturing sources if our products gain widespread commercial acceptance.

We have used third parties to manufacture our products on a limited basis. If we are unable to produce our products in sufficient quantities at an acceptable cost, we may lose customers and our business could be harmed. Our ability to expand production could also be hindered by the availability of materials used to manufacture our products or the availability of qualified personnel. These difficulties could result in reduced quality of our products or reduced sales, which could damage our industry reputation and hurt our profitability.

Because we have only demonstrated IceWear on a test basis, there can be no assurances it will be accepted by potential customers.

IceWear is a garment aimed at helping first responders and others who work in high temperature conditions to stay cool. However, because we expect it to take us four to six months to develop a new prototype, there is no guarantee that it will be accepted by potential customers. Even if it is accepted, we may not be able to sell it at prices which would be profitable to us.

Because we have just launched marketing of RootGel, we cannot be certain that it will be accepted by potential customers.

Because we have only recently begun marketing and selling RootGel as a product providing a solution to golf courses facing drought conditions, we do not know the extent of the market we will be able to penetrate. Even if our distributor sells RootGel to customers, we do not know if the customers will continue placing orders. Finally, we may not be able to sell RootGel in volumes and at prices which will be profitable to us.

If we are unable to expand our distribution and sales network for RootGel, our future sales of RootGel will be limited.

We currently have one RootGel distributor for Florida and Arizona and a sales representative who sells to customers located in North Carolina, South Carolina and Virginia. We have to expand our sales and distribution efforts to other states. Additionally, we must recruit distributors for agricultural usage of RootGel. If we cannot expand our sales and distribution network, our future sales of RootGel will be limited since our sales efforts have been aimed primarily at golf courses.

Because we do not have a patent on RootGel or its uses, if our competitors are able to reverse engineer our product, our ability to compete effectively may be harmed.

Currently, there are numerous companies that advertise moisture preservation products that appear similar to RootGel. Because we lack any patent protection on RootGel itself and have only a pending patent for the sprayable form, there is a substantial risk that one of these competitors could determine how to make the granular form of RootGel and market it under their own brand name; thereby adversely affecting our ability to compete successfully.

A change in environmental regulations may adversely affect the use of RootGel and may hinder our ability to generate revenue from this line of business.

While we believe that RootGel is environmentally friendly, we may become subject to varying environmental regulations that could adversely affect the use of it. If we do become subject to environmental regulations, the use of RootGel may be limited as compared to other technologies which may be less expensive or more efficient.

Because WeatherTech, our hurricane suppression project, involves weather modification, there can be no assurances that we will ever be able to deploy it on a large scale.

The hurricane suppression project is still at an experimental stage. It is subject to a number of risk factors which may prevent us from deploying it on a large scale:

•

Though it has been tested on a thunderstorm, it has not been tested on a hurricane and we cannot assure you that the WeatherTech will work to suppress the intensity of a hurricane. If our test results and demonstrations do not clearly convey the potential to assist in slowing the strength of a hurricane, then we may not be able to successfully commercialize all or part of the technology, which could in turn have a material adverse effect on our future prospects.

•

We estimate that it will cost $3,000,000 to $5,000,000 to start the computer storm modeling and initiate the environmental impact studies. We expect the total costs will range from $50,000,000 to $100,000,000 over four years to perform live testing on incoming storms and to fully evaluate the results including continual computer and radar modeling along with the environmental effects. While we intend to seek government grants or corporate contributions, we may be unsuccessful in raising these funds especially in light of the resistance the current administration has shown to proposed legislation supporting weather modification research. If we are unsuccessful in raising these funds in the time scale required, we will not be able to test this technology.

•

We are subject to budgetary restraints from both the federal government and large corporations and insurance companies which may impede our ability to obtain the necessary funding.

•

Even if we raise the necessary capital, we may not successfully test the hurricane suppression project.

•

In 1979, the United States became a party to an international treaty banning the use of weather modification for hostile purposes. While modification for peaceful purposes is allowed, there is some question about whether even well-intentioned programs could be considered hostile. Therefore, geopolitical considerations may make it difficult for us to deploy the hurricane suppression project on a large scale.

•

Because of the numerous attempts at weather control that have been made over the past several hundred years, we may have trouble convincing potential investors that hurricane suppression and weather modification in general is something that can credibly be achieved. If we are not able to convince potential investors of the credibility of our technology, we may be unsuccessful in proving the suppression project as viable and not receive any revenue from its sale.

•

Our product is a type of polymer that will be dispersed via aircrafts into the outer bank of a hurricane. While we believe that our polymer is inert and non-toxic, the dispersal over large areas may make us subject to environmental regulations that could hamper our ability to deploy our product. In addition if it is perceived that our granules pose a threat to the environment, we may become exposed to expensive environmental litigation. Both of these situations could hamper our ability to generate profits.

FireIce, IceWear and RootGel face substantial competition in the fire suppression, cooling garment and moisture preservation markets, respectively, and there is no guarantee potential customers will select our products over those of our competitors.

We face multiple competitors in the fire suppression, cooling garment and moisture preservation markets. In the fire suppression field we compete against at least one well-established, publicly-traded company as well as several independently owned businesses. In the cooling garment and moisture preservation areas, we face competition from numerous independently owned businesses that have competing and in some case very similar products. In addition, companies may be developing or may, in the future, engage in the development of products and/or technologies competitive with our products. We expect that technological developments will occur and that competition is likely to intensify as new technologies are employed.

Many of our competitors are capable of developing or have developed and are capable of continuing to develop products based on similar or other technology which are or may be competitive with our products and technologies. At least one of our competitors in the fire suppression business has substantially greater financial and other resources, research and development capabilities and more experience in obtaining regulatory approvals, manufacturing and marketing than we do. Because our competitors in the cooling garment and moisture preservation markets are private companies, we are unable to determine the amount of financial and other resources they have available. However, some of these companies, particularly in the cooling garment business, appear to have had much greater marketing experience than we have. Potential customers may prefer the pricing terms or service offered by competitors. Furthermore, competitors may have an advantage as a result of having existing business relationships with potential customers.

Because we are seeking to enter into contracts with federal and state governments, we will be subject to a number of risks which could adversely affect our business.

We are seeking to sell our products, including FireIce, to federal and state governments. In selling to the government, we will be subject to a number of significant risks including:

•

We may not be successful in selling our products to the government, although we will incur material costs as part of our sales efforts,

•

Government contracts often contain unfavorable termination provisions,

•

We may be subject to audit and modification of agreements by the government in its sole discretion, which subjects us to additional risks.

•

The government can unilaterally:

o

suspend or prevent us for a set period of time from receiving new contracts or extending existing contracts based on violations or suspected violations of laws or regulations,

o

terminate our existing contracts,

o

reduce the scope and value of our existing contracts,

o

audit and object to our contract-related costs and fees, and

o

change certain terms and conditions in our contracts.

Further, as part of any audit or review, the government may review the adequacy of, and our compliance with, our internal control systems and policies, including those relating to our purchasing, property, compensation and/or management information systems. In addition, if an audit or review uncovers any improper or illegal activity, we may be subject to civil and criminal penalties and administrative sanctions, including termination of our contracts, forfeiture of profits, suspension of payments, fines and suspension or prohibition from doing business with the government or any of its agencies. We could also suffer serious harm to our reputation if allegations of impropriety were made against us.

Even if we are able to successfully enter into contracts to supply federal and state governments with our products, there can be no assurances these contracts will be profitable.

The process of obtaining government contracts is lengthy and uncertain, and we must compete for each contract. Similar to large corporations, government employees resist change and taking risks.  This can make it more difficult to obtain government contracts. Moreover, the award of one government contract does not necessarily secure the award of future contracts. Governments are subject to budgetary restrictions which may limit their ability to buy our products. Even if we are able to enter into a contract with a government, there is no guarantee we will be able to do so on terms which will be profitable to us.

If we are unable to protect our proprietary technology, our business could be harmed.

Our intellectual property including patents is our key asset. We currently hold two United States patents and three patents pending which we expect to commercialize. Competitors may be able to design around our patents and compete effectively with us. The cost to prosecute infringements of our intellectual property or the cost to defend our products against patent infringement or other intellectual property litigation by others could be substantial. We cannot assure you that:

•

pending and future patent applications will result in issued patents,

•

patents licensed by us will not be challenged by competitors,

•

the patents will be found to be valid or sufficiently broad to protect our technology or provide us with a competitive advantage,

•

if we are sued for patent infringement, we can raise the necessary capital to defend our patents, and

•

we will be successful in defending against future patent infringement claims asserted against our products.

If the Patent Reform Act of 2007 is enacted into law, it could make challenges to our patents easier, may increase the likelihood that we will be sued or our patents challenged at the United States Patent and Trademark Office, subject us to extraordinary legal expenses and risk a ruling that one or more of our patents are invalid.

There is currently pending in the United States Congress legislation referred to as the Patent Reform Act of 2007. While it has passed in the House of Representatives and it is now under consideration by the Senate, it is uncertain whether it will be passed into law and whether or how it will be amended. Proponents argue it will reduce the explosive litigation costs and patent infringement judgments while enhancing innovation. However, in its current version, we believe it will make it easier to challenge patents, may increase the likelihood our patents will be challenged in court or administratively at the United States Patent and Trademark Office, could result in extraordinary legal fees defending our patents and could result in one or more of our patents being ruled invalid. This would result in a material adverse effect upon our future operating results and financial condition, including increasing competition.

Risks Related to Our Common Stock

Currently there is no public market for our common stock, and we cannot predict the future prices or the amount of liquidity.

Currently, there is no public market for our common stock and one may never develop. We are in the process of applying to list our common stock on the Over-the-Counter Bulletin Board. However, the Bulletin Board is not a liquid market in contrast to the major stock exchanges including Nasdaq. We cannot assure you as to the liquidity or the future market prices if a market does develop. If an active market for our common stock does not develop, the fair market value of our common stock could be materially adversely affected. Any public market will follow effectiveness of this registration statement and we cannot predict the price at which we will begin trading or future prices.

We will be subject to the “penny stock” rules which will adversely affect the liquidity of our common stock.

The Securities and Exchange Commission or SEC has adopted regulations which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share, subject to specific exemptions. We expect the market price of our common stock will be less than $5.00 per share and therefore we will be considered a “penny stock” according to SEC rules. This designation requires any broker-dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules limit the ability of broker-dealers to solicit purchases of our common stock and therefore reduce the liquidity of the public market for our shares should one develop.

Our stock price may be volatile because of factors beyond our control.

Any of the following factors could affect the market price of our common stock:

•

our failure to generate revenue,

•

our failure to achieve and maintain profitability,

•

actual or anticipated variations in our quarterly results of operations,

•

announcements by us or our competitors of significant contracts, new products, acquisitions, commercial relationships, joint ventures or capital commitments,

•

the loss of major customers or product or component suppliers,

•

the loss of significant business relationships,

•

our failure to meet financial analysts’ performance expectations,

•

changes in earnings estimates and recommendations by financial analysts, or

•

changes in market valuations of similar companies.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted. A securities class action suit against us could result in substantial costs and divert our management’s time and attention, which would otherwise be used to benefit our business.

Because there is a disparity in the price paid by our majority shareholders and the offering price, you will experience immediate dilution of your investment.

The offering price of the common stock was arbitrarily determined without any consideration of the actual value of GelTech or what the market might pay for our common stock. Immediately after the offering, the net tangible book value per share will be $0.05 if we sell all 450,000 shares, compared to the offering price of $0.66 per share. This will result in dilution to you of approximately $0.61 per share

The use of proceeds in this offering is not specific and management has broad discretion to allocate such proceeds.

This offering seeks to raise limited funds, which are allocated only generally to our working capital needs as shown under the Use of Proceeds section of this prospectus. Investors, therefore, will entrust their funds to our management on whose judgment the investors must depend with only limited information about the specific purposes to which management intends to apply such funds. Our management will have broad discretion to allocate the proceeds from this offering among various corporate purposes.

All the proceeds raised in this offering may be utilized solely for offering expenses and it is possible that none of the investor funds will be utilized to enhance our business or objectives.

There is no minimum offering amount and the maximum amount we are raising is limited to $297,000. As disclosed under Use of Proceeds, in the event that we raise the maximum offering amount, only a limited amount of funds will be used for working capital purposes. If we raise less than the maximum offering, it is possible the majority or all of the proceeds from this offering will be solely used to cover our expenses from offering. It is likely that few of the funds invested under this offering will be utilized to enhance our business or objectives.

The sale of the common stock under this prospectus may cause our stock price to decline.

As of the date of this prospectus, we had outstanding 10,282,434 shares of common stock, not including shares issuable upon the exercise of warrants and options. Our outstanding shares, not including the amounts issuable upon the exercise of warrants and options, may be sold publicly as follow.

Number of Shares	May be Publicly Sold
2,702,419 shares by this prospectus	Now, without limitation(1)
950,000 shares	Now, subject to Rule 144(2)
225,000 shares	Beginning December 13, 2007, subject to Rule 144(3)

———————

(1)

Consists of 450,000 shares offered by us and 2,252,419 shares offered by selling shareholders. Also includes 207,311 shares of common stock issuable upon the exercise of warrants.

(2)

Does not include 1,254,358 shares owned by Dyn-O-Mat, which are subject to an agreement restricting their public sale until January 1, 2009, except to the extent transferred to its shareholders as described in this prospectus.

(3)

Does not include shares owned by the selling shareholders which have not been registered.

The above numbers are based upon Rule 144 of the Securities Act of 1933, as of the date of this prospectus.

Under recent amendments to Rule 144, shareholders who are not officers, directors or in control of GelTech may sell shares of common stock beginning six months after their purchase. The amendments will be effective in mid February 2008. Once it is effective, all of the shares of common stock acquired in the exchange offer (except those owned by our directors) and in our private placement will be eligible for sale under Rule 144, beginning in mid February 2008.

Neither we nor the selling shareholders have engaged an underwriter in connection with this offering, and have indicated that they do not intend to do so. This potential increase in the number of shares that may be available for sale may dramatically and detrimentally reduce the price of our common stock on the basis of supply and demand alone.

Because the Cordani family currently and for the foreseeable future will continue to control GelTech, it is not likely that you will be able to elect directors or have any say in the policies of GelTech.

Our shareholders are not entitled to cumulative voting rights. Consequently, the election of directors and all other matters requiring shareholder approval will be decided by majority vote. The Cordani family beneficially owns approximately 40.2% of our outstanding common stock (not including shares issuable upon exercise of stock options) and controls Dyn-O-Mat, which currently owns approximately 12.2% of our common stock. Thus, they are and will be in a position to control the election of our board of directors and our management and policies. It is not likely investors will be in a position to elect directors or effect changes in our policies.

In the future we may issue preferred stock without the approval of our shareholders, which could make it more difficult for a third party to acquire us and could depress our stock price.

Our board of directors may issue, without a vote of our shareholders, one or more series of preferred stock that have more than one vote per share. This could permit our board of directors to issue preferred stock to investors who support us and our management and permit our management to retain control of our business. Additionally, issuance of preferred stock could block an acquisition resulting in both a drop in our stock price and a decline in interest of our common stock.

Since we intend to retain any earnings for development of our business for the foreseeable future, you will likely not receive any dividends for the foreseeable future.

We have not and do not intend to pay any dividends in the foreseeable future, as we intend to retain any earnings for development and expansion of our business operations. As a result, you will not receive any dividends on your investment for an indefinite period of time.

FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions described in “Risk Factors” and elsewhere in this prospectus.

Other sections of this prospectus may include additional factors which could adversely affect our business and financial performance. Moreover, our business is competitive and our business model may rapidly change. New risk factors emerge from time to time and it is not possible for us to predict all such risk factors, nor can we assess the impact of all such risk factors on our business or the extent to which any risk factor, or combination of risk factors, may cause actual results to differ materially from those contained in any forward-looking statements. Except as otherwise required by applicable laws, we undertake no obligation to publicly update or revise any forward-looking statements or the risk factors described in this prospectus, whether as a result of new information, future events, changed circumstances or any other reason after the date of this prospectus.

DILUTION

The difference between the public offering price per share and the pro forma net tangible book value per share after this offering constitutes the dilution to investors in this offering. Net tangible book value per share is determined by dividing the net tangible book value of our common stock (total tangible assets less total liabilities) by the number of outstanding shares. Net tangible book value after the offering includes the proceeds from this offering (up to $297,000) minus the expenses associated with this offering ($180,000).

At September 30, 2007, the net tangible book value of our common stock was $445,722 or $0.04 per share. After giving effect to the sale of 450,000 shares we are offering and the application of our estimated net proceeds of $117,000 the pro forma net tangible book value of our common stock at September 30, 2007 would have been $562,721 or $0.05 per share, representing an immediate increase in net tangible book value of $117,000 or $0.01 per share to existing shareholders and an immediate dilution of $0.61 per share to investors in this offering. To the extent we sell fewer shares, your dilution will be higher.

The following table illustrates the above information with respect to dilution to new investors on a per-share basis after the offering assumes the maximum offering of 450,000 shares. Net tangible book value after the offering includes the maximum proceeds or $297,000 in proceeds, less the expenses associated with this offering of $180,000.

Public offering price per share	$0.66
Net tangible book value per share at September 30, 2007	$0.04
Increase per share attributable to the offering	$0.01
Net tangible book value per share after the offering	$0.05
Dilution to new investors per share	$0.61

The following table provides, as of the date of this prospectus, with respect to existing shareholders and new investors, a comparison of the number of shares acquired, their percentage ownership of such shares, the total consideration paid, the percentage of total consideration paid and the average price per share:

	Amount	Percentage of Shares	Consideration Paid	Percentage of Consideration	Average Price per Share

Existing shareholders	10,282,434	96%	$2,297,669	88.6%	$0.22
New investors	450,000	4%	$297,000	11.4%	$0.66
Total (1)	10,732,434	100%	$2,594,669	100.0%	$0.24

———————

(1)

Does not include shares issuable upon the exercise of 207,311 warrants or the proceeds receivable upon excercise.

USE OF PROCEEDS

If we sell all the shares we are offering, we would expect to receive approximately $297,000 of total proceeds and approximately $117,000 of net proceeds. We expect our expenses of this offering to be approximately $180,000.  There is no minimum offering. Net proceeds are calculated deducting our anticipated expenses of this offering, which include filing, printing, legal, accounting and transfer agent fees. We will not pay any commissions or finders fees. We intend to use the net proceeds from the sale of the shares first to pay offering expenses or reimburse us for our prior payment of expenses.  Any other proceeds will be used for general corporate purposes, primarily to pay the salaries of our management and for sales and marketing support for our products. This allocation is only an estimate and we may adjust it as necessary to address our operational needs in the future. Pending use of the net proceeds of this offering, we intend to invest the net proceeds in interest bearing, investment grade securities.

We will not receive any proceeds upon the sale of shares by the selling shareholders, except to the extent they exercise warrants.

MARKET FOR COMMON STOCK

There is currently no public trading market for our common stock. We are in the process of having our common stock listed on the Over-the-Counter Bulletin Board. As of the date of this prospectus, there were 163 record owners of our common stock.

PRIVATE PLACEMENTS AND EXCHANGE OFFER

GelTech was organized on July 19, 2006 by its promoters, Dyn-O-Mat, Michael Cordani and Peter Cordani. Dyn-O-Mat received 7,250,000 shares of our common stock in exchange for intellectual property and other limited assets.

Following our incorporation, we sold 385,000 shares of our common stock to 9 accredited investors at $1.00 per share. We are registering 50% of the common stock sold to these investors.

On May 29, 2007, we sold 2,250,000 shares at $0.667 per share and 225,000 warrants exercisable at $1.00 per share to one investor for $1,500,000. We are registering 50% of the common stock sold to the private investor and 50% of the shares issuable upon exercise of the warrants, or a total of 1,237,500 shares.

On June 29, 2007, Dyn-O-Mat completed its exchange offer in which it offered its shareholders one share of GelTech in exchange for 1.882680 of their Dyn-O-Mat shares. More than 150 Dyn-O-Mat shareholders accepted the exchange offer, and Dyn-O-Mat transferred 5,995,837 of its shares of GelTech. As a result, Dyn-O-Mat’s ownership of GelTech was reduced from 7,250,000 shares to 1,254,358 shares. Additionally, the Cordani family members received 2,967,297 shares. Mr. Phil D. O’Connell, Jr., one of our directors, received 622,644 shares and 474,058 warrants exercisable at $1.05 per share.

We have agreed to register at our sole expense:

•

50% of the common stock and 50% of the shares issuable upon exercise of the warrants, or a total of 1,237,500 shares, sold to an investor on May 29, 2007;

•

50% of the common stock (192,500 shares) sold to nine investors described above;

•

20% of the GelTech common stock transferred from Dyn-O-Mat to its shareholders as part of the exchange offer (462,647 shares); we are not registering any shares owned by GelTech officers and directors and our Chief Executive Officer’s wife and mother; except as disclosed immediately below; and

•

369,340 shares of common stock owned by Mr. Phil D. O’Connell, Jr., a non employee director.

CAPITALIZATION

The following table sets forth our actual and as adjusted capitalization as of September 30, 2007. The table should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this prospectus:

	September 30, 2007
	Actual	As Adjusted (1)
Notes payable	$140,000	$140,000
Shareholders’ equity:
Preferred stock—$0.001 par value; 5,000,000 shares authorized, no shares issued and outstanding	—
Common stock—$0.001 par value; 50,000,000 shares authorized, 10,282,434 shares issued and outstanding (2)	10,282	10,732
Additional paid-in capital	2,178,580	2,295,130
Accumulated deficit	(1,743,140)	(1,743,140)
Total shareholders’ equity	$445,722	562,722

———————

(1)

The “as adjusted” column reflects adjustments to take into account the sale of 450,000 shares of common stock in this offering at an assumed price of $0.66 and the receipt of the net proceeds of $117,000 after deducting fees and estimated expenses of this offering.

(2)

Does not include 729,058 shares issuable upon the exercise of warrants and 550,000 shares upon the exercise of options.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Certain statements in “Management’s Discussion and Analysis and Plan of Operation” are forward-looking statements that involve risks and uncertainties. Words such as may, will, should, would, anticipates, expects, intends, plans, believes, seeks, estimates and similar expressions identify such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. We assume no obligation to update these forward-looking statements to reflect actual results or changes in factors or assumptions affecting forward-looking statements.

Overview

We are a development stage company which recently initiated marketing of one product and intends to begin marketing two additional products in 2007. Our financial statements have been prepared on a going concern basis, and we need to become a viable business.

We were incorporated in July 2006 as a Florida corporation and reincorporated in Delaware in November 2006. Our products were initially developed by the GelTech Division of Dyn-O-Mat, a predecessor entity. Our Chief Technology Officer, Mr. Peter Cordani, invented FireIce and IceWear while at Dyn-O-Mat and developed an earlier version of RootGel at Dyn-O-Mat as well. Mr. Cordani developed the current version of RootGel on behalf of GelTech. Although we do not intend to begin marketing WeatherTech in the foreseeable future, our hurricane suppression product, he also developed that product while at Dyn-O-Mat.

Critical Accounting Estimates

We have selected our more subjective accounting estimates for the purpose of explaining the methodology used in calculating the estimates, in addition to the inherent uncertainties pertaining to the estimates and the possible effects on our financial condition. These estimates involve certain assumptions that if incorrect could create a material adverse impact on our results of operations and financial condition.

Allocation of Costs

For all periods prior to our incorporation on July 19, 2006, separate records were not kept between Dyn-O-Mat and the Gel Tech division. Accordingly, in preparing financial statements for the prior periods presented, we were required to make significant estimates in allocating costs between Dyn-O-Mat and the division we acquired.

Stock-Based Compensation

We have granted stock options to our officers and directors at exercise prices equal to or greater than the fair value of the shares at the date of grant.

As a result of Statement of Financial Accounting Standards No. 123, “Share-Based Payment” (revised 2004) or Statement 123(R), which was effective as of January 1, 2006, we recognize an expense for the fair value of our outstanding stock options as they vest, whether held by employees or others.

We will estimate the fair value of each stock option at the grant date by using the Black-Scholes option pricing model based upon certain assumptions. The Black-Scholes model requires the input of highly subjective assumptions including the expected stock price volatility. Because our stock options and warrants have characteristics different from those of traded options, and because changes in the subjective input of assumptions can materially affect the fair value estimate, in our management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of such stock options.

Because GelTech’s common stock is not listed on any national securities exchange or established trading market, our management makes an estimate as to fair market value. GelTech calculates the weighted average price per share using primary sales of its common stock during each reporting period. This average is then used in assigning value to the stock. As a result, estimates are made as to the market value of our common stock as of any given date for use in various non-cash equity transactions throughout a given reporting period. We believe this approach provides the most objective basis for assessing the market value of our common stock and provides for consistency among reporting periods.

Results of Operations

The following discussion should be read in conjunction with the financial statements and notes thereto included elsewhere in this prospectus.

Predecessor — Year Ended June 30,2007 Compared to the Year Ended June 30, 2006 — The comparisons for Dyn-O-Mat, which we refer to as our predecessor, reflect the results of operations for the business we acquired which was a division of Dyn-O-Mat. References to “our” and “we” refer to GelTech and the Dyn-O-Mat division, as the context requires.

Revenue

Our revenue was nominal in these two periods. For the period ended June 30, 2007, we had revenue of $13,417 from inception on July 19, 2006. Our predecessor had $101 of revenue for the 19 days ended July 19, 2006. In the year ended June 30, 2006, our predecessor had revenue of $221. Except for our most recent fiscal year which reflects revenue from our initial sales of RootGel in the fourth quarter, all revenue occurred on a test basis primarily at trade shows.

Cost of Goods Sold

For the period ended June 30, 2007, our costs of goods sold were $6,083 and our predecessor’s cost of goods sold for 19 days was $25, while for the year ended June 30, 2006, our predecessor’s costs of goods sold were $55. The change is consistent with the increase in sales.

Selling, General and Administrative Expenses

Selling, general and administrative expenses were $1,113,241 for the period ended June 30, 2007 and our predecessor’s were $15,249 for the 19 days ended July 19, 2006. Our predecessor’s selling, general and administrative costs were $320,722 for the year ended June 30, 2006. The increase in these expenses is reflective of our split from Dyn-O-Mat and onset of full-time management compensation and legal and accounting expenses related to our fund raising efforts and this offering. Previously, these expenses consisted primarily of rent and allocation of salaries and payroll taxes based upon an allocation of the time that Dyn-O-Mat employees devoted to the products which we acquired during these periods.

Net Loss

For the period ended June 30, 2007 our net loss was $1,311,392 and our predecessor’s net loss was $15,173 for the 19 days ended July 19, 2006. For the prior year, our predecessor’s net loss was $320,556.

Predecessor — Three months ended September 30,2007 compared to the three months ended September 30, 2006 — The comparisons for Dyn-O-Mat, which we refer to as our predecessor, reflect the results of operations for the business we acquired which was a division of Dyn-O-Mat. References to “our” and “we” refer to GelTech and the Dyn-O-Mat division, as the context requires.

Revenue

Our revenue was nominal in these two periods. For the quarter ended September 30, 2007, we had revenue of $13,990. During the quarter ended September 30, 2006, our predecessor had $101 of revenue for the 19 days ended July 19, 2006, and we had revenue of $286. Except for our most recent fiscal quarter, which reflects revenue from our initial sales of RootGel, all revenue occurred on a test basis.

Cost of Goods Sold

For the quarter ended September 30, 2007, our costs of goods sold were $7,253. During the quarter ended September 30, 2006, our predecessor’s cost of goods sold for 19 days was $25, and we had cost of goods sold of $71.  The change is consistent with the increase in sales.

Selling, General and Administrative Expenses

Selling, general and administrative expenses were $415,845 for the quarter ended September 30, 2007. During the quarter ended September 30, 2006, our predecessor’s expenses were $15,249 for the 19 days ended July 19, 2006 and we had S,G&A expenses of $620,149. We also incurred a $150,000 charge related to acquired in process research and development related to purchase of the Dyn-O-Mat assets.

Net Loss

For the quarter ended September 30, 2007, we incurred a net loss of $431,748. During the quarter ended September 30, 2006, our predecessor’s net loss was $15,173 and we had a net loss of $770,041. The reduction in net loss is due to lower professional costs during the current period, while we incurred significant professional fees while completing the Dyn-O-Mat transaction.

Liquidity and Capital Resources

Cash Flows for the year ended June 30, 2007

For the period from July 1, 2006 to July 19, 2006, Dyn-O-Mat contributed $15,173 of net cash in operating activities. For the period from July 19, 2006 to June 30, 2007, we used $918,014 of net cash in operating activities in which our net loss of $1,311,392 was offset by a $187,990 increase in accounts payable and accrued expenses, $274,691in stock-based compensation and a $150,000 non-cash research and development expense. For the period ended June 30, 2006, Dyn-O-Mat contributed $320,254 of cash used in operating activities to the Division which was sold to GelTech.

Cash flows used by investing activities for the period July 19, 2006 to June 30, 2007 for GelTech were $14,109 consisting of equipment that was purchased. There were no investing activities for the predecessor during any of the periods presented.

Cash flows from financing activities for the period July 19, 2006 to June 30, 2007 were $1,118,721, $868,721 of this total represents the proceeds from the sale of common stock, $268,000 GelTech borrowed, and GelTech repaid a director $18,000. There were no comparable cash flows from financing activities for the periods presented for the GelTech Division of Dyn-O-Mat.

Cash Flows for the quarter ended September 30, 2007

For the quarter ended September 30, 2007, net cash used in operating activities was approximately $541,000, resulting from our net loss of $432,000 approximately and the decrease in accounts payable of approximately $137,000, offset by non cash expenses. For the quarter ended September 30, 2006, net cash used in operating activities was of $97,000, comprised of the net loss for the period totaling $785,000 (including the predecessor and the Company), offset by an acquired in process research and development non-cash expense of $150,000, payment for services with stock totaling $451,000, stock compensation expense of $25,000, and an increase in payables and accruals of $62,000.

For the quarter ended September 30, 2007, net cash used in investing activities was $12,506, all of which related to the acquisition of equipment. For the quarter ended September 30, 2006, net cash used in investing activities was $7,276, which also related to the acquisition of equipment.

Cash flows provided by financing activities for the quarter ended September 30, 2007 was $871,000, resulting from the collection of a stock subscription receivable of $1,000,000, which was offset by the repayment of some notes payable of $110,000 and the repurchase of 2,566 shares of common stock for $19,000. Cash flows provided by financing activities for the quarter ended September 30, 2006 was $164,500, resulting from the sale of common stock of $46,500 and the borrowing of $118,000 via short term notes payable.

As of September 30, 2007, we had $503,863 in available cash. We have no plans to purchase any material capital assets since we have only limited cash resources of which to carry out our business. We have no available lines of credit or other plans to raise any necessary capital we may require. We have a tentative agreement to raise $2,000,000 from an investor in a private placement.  Those funds and the proceeds from the primary offering will provide us with enough working capital for the next 12 months.  If we are unable to generate substantial cash flows from sales of our products or close the private placement, we may not be able to remain operational.

BUSINESS

Introduction

GelTech was organized on July 19, 2006 as a Florida corporation and was reincorporated on November 15, 2006 as a Delaware corporation. On July 20, 2006, GelTech issued Dyn-O-Mat 7,250,000 shares of its common stock in exchange for all of Dyn-O-Mat’s intellectual property except the unrelated “black mat business” and selected other assets and selected liabilities. GelTech was formed to act as a holding company for the intellectual property developed by Mr. Peter Cordani, our Chief Technology Officer and a director.

Our current business model is focused on the following polymer-based products:

•

RootGel – a line of agricultural moisture retention products,

•

FireIce – a fire suppression product,

•

IceWear – a garment line to assist in cooling body temperature, and

•

WeatherTech – our hurricane suppression project.

RootGel

Industry Overview

Irrigation in all forms costs billions of dollars a year. According to the USDA Farm and Ranch Irrigation Survey, in 2003 farmers spent $2.6 billion on farm irrigation alone. According to a 2005 article on the World Bank’s website, agricultural water management is a vital practice in ensuring food security, poverty reduction, and environmental protection. After decades of successfully expanding irrigation and improving productivity, farmers and managers face an emerging crisis in the form of poorly performing irrigation schemes, slow modernization, declining investment, constrained water availability, and environmental degradation. An article in the November 2001 edition of Golf Course News stated that the golf course irrigation industry by itself has expended millions into research and development of new products and services designed to improve efficiency, conservation and ease of operations.

Currently, Florida’s drought conditions may create year-round water restrictions of some level. There is even a proposal to keep restrictions in place after the drought is over. Lake Okeechobee, the backup drinking water source for millions in South Florida and the lifeblood of the Everglades, is four and a half feet below average. The South Florida Water Management District has instituted temporary water restrictions which are in place to cut residential use. In addition, farmers have had to cut back 50 percent. The State of Florida has also announced that the fragile Everglades ecosystem would be cut off as a source for any new or additional water supplies. This is the first time in history that the Everglades water is off-limits. Officials say the agricultural industry could begin losing crops and are comparing this drought to the one in 2001 that led to an estimated $400 million in agricultural losses.

Drought conditions currently exist in parts of the United States including the West, Southwest and Southeast. These drought conditions are causing crop shortages as farmers have insufficient water for their crops which is reducing their yield. Additionally, the drought is causing an increase in forest fires in some areas.

The Product

RootGel is made from the family of inorganic co-polymers. Versions of this product have been used in the agricultural industry for many years. RootGel can absorb hundreds of times its weight in water. Water is rapidly drawn into a polymer network where it is stored. As the soil dries out, the polymer releases up to 95% of the water it has absorbed back into the soil. Therefore, the water becomes available when the plants need it most. RootGel is available in different particle sizes — the finer the size of the particle, the greater its absorption capacity and speed.

We are marketing two distinct versions of RootGel, a sprayable version and a granular one. The sprayable version is a fine particle blend that is for use on existing grass and can be applied using any type of spray rig or backpack sprayer. The granular product has been formulated to be tilled into the top four to six inches of the soil to assist in replacing and replanting of grass, including sodding and seeding, and is also recommended to be used during the planting of trees, shrubs, and annuals. The granular version is appropriate for planting situations in which the grass is not already established. We are now selling both versions to our distributors which are marketing the products to the golf course maintenance industry and the sod farm market. Because of drought conditions in Florida and elsewhere in the Southeast, we have received interest in both versions of the product.

RootGel degrades naturally in the soil. Sunlight and salinity exposure makes it break down faster. The RootGel sprayable version is our flagship product and is used as a top dressing and sprayed onto already established turf and grasses. Our formulation provides a specifically formulated particle size which, with irrigation, gets down to the roots to supply turf and grasses with water and nutrients. Since the sprayable particle size is very small and not as protected from the ultraviolet light given off by the sun as the granular form, it will be broken down much more rapidly than the granular form. The granular form of RootGel is tilled directly into the soil and it will last for three to five years without having to be reapplied. The market for the granular product will be newly-designed golf courses as well as courses doing replanting as part of their continual golf course maintenance. Although, granular form re-orders may be limited due to its long duration in soil, we expect it to be used in the planting of landscaping which always has some turnover due to landscaping re-design, re-planting and young tree mortality rates. Additionally, we have initiated marketing both versions of RootGel to the agricultural market.

Uses

RootGel has multiple potential uses:

•

RootGel products are specially designed for use as a soil conditioner for water and nutrient retention in golf course maintenance, landscaping, forestry, horticulture and various other types of agricultural applications. Each product’s goal is to increase the water holding capacity of soils and potting mixes, thereby reducing the frequency of irrigation, as well as the leaching of valuable nutrients.

•

RootGel can also be beneficial for lawns and sod by improving germination and promoting regular even growth of lawns. This is especially useful for golf courses and grass in parks and gardens.

•

It can be effective in agriculture, particularly in commercial farming. By storing water for later release as the soil becomes drier, RootGel delays wilting and makes it possible for certain plants to become better established while waiting for rain or irrigation to begin. In one test, the use of RootGel in rain fed sugar cane increased the yield by approximately 25%.

•

By absorbing fertilizer, RootGel reduces the amount that runs out of the soil and makes it available to the plants for a longer period of time.

•

RootGel can be used in the planting of trees, bushes and saplings by enhancing root development and reducing mortality rates due to transplant shock.

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RootGel can keep plants, trees and cut flowers hydrated and thereby facilitate their transportation over long distances.

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If RootGel is mixed into the soil, cuttings and transplants take root better and watering frequencies are reduced by as much as 30% to 50%.

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Another potential use of RootGel is for floral decoration. RootGel is placed in a container with colored water. RootGel absorbs this colored water and becomes colored. The resulting colored gel can be placed in glass containers in which cut flowers may be placed.

Sales and Marketing

Our initial marketing of RootGel has been aimed at the golf course market primarily in the Southeast as the recent drought created water restrictions imposed by local governments. Based upon widespread publicity, we believe that the recent drought in other parts of the United States, including the West, Southwest and Southeast, has created an opportunity to demonstrate to governments that RootGel can provide a solution to crop shortages. Accordingly, we recently initiated marketing RootGel to government entities. To assist us in selling to this market, we are negotiating an agreement with a lobbying firm based in the Washington, D.C. area.

We have an agreement with Golf Ventures, a leading distributor of products to over 800 golf courses in Florida, as our exclusive distributor for the State of Florida. It is also supplying inventory to Golf Ventures West, “sister” company of Golf Ventures, located in Arizona. We are hopeful that through the distribution agreement, we can be successful in selling RootGel to golf courses throughout Florida and Arizona. Additionally, we have a sales representative agreement with a company which markets products to golf courses and sod farms to customers in North and South Carolina and Virginia. Golf Ventures is marketing and selling both the sprayable and granular form of RootGel. In the quarter ended June 30, 2007, they have ordered from us and we have delivered to them $12,496 worth of RootGel consisting of two pallets of the sprayable and one pallet of the granular form to sell to their customers. During the current quarter, Golf Ventures placed a small RootGel re-order and our sales representative placed a small order for delivery to a South Carolina golf course community which previously had tested RootGel. The recent severe drought conditions have significantly increased interest in the product. We have been advised by Golf Ventures that preliminary marketing of the product has been well received by their customers.

Due to the recent drought in South Florida, we distributed samples of RootGel to a few selected local golf courses and to a local lawn care company that services over 2,000 accounts.

We are also engaged in discussions with a leading international distributor of fertilizer about acting as a distributor for RootGel to various markets. We cannot assure you we will be successful in recruiting distributors or that they will sell substantial quantities of RootGel at prices that are profitable.

Raw Materials and Suppliers

Currently, our RootGel polymer is manufactured for us by a third party. There are several other companies that are also capable of manufacturing the polymer.

Competition

Polymers have been marketed on and off for over 20 years as additions to soil to increase water retention and reduce irrigation. Numerous companies appear to have products that are very similar to RootGel. Some of these companies are:

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Horticultural Alliance, Inc.

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Turbo Technologies, Inc.

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American Soil Technologies, Inc. [OTCBB: SOYL]

The first two are private companies and it is unclear what financial, marketing and sales resources they have compared to us. On the other hand, American Soil Technologies, Inc. is listed on the Over-the-Counter Bulletin Board. However, from American Soil’s filings with the SEC, it is clear that it has experienced significant losses, has a large accumulated deficit and has a working capital deficit which may hamper its ability to compete. It supplies polymer soil additions and other related products. American Soil has an exclusive license to two method patents with cross-linked and linear polymers as their basis. They also have a patent on a slow release liquid fertilizer. American Soil also has three patents on a machine designed to install its liquid products in mature turf as well as some standing crops.

Since we do not currently have a patent on RootGel itself or on any of its uses, it is possible that a competitor could reverse engineer RootGel and market it under its own brand name. We have filed a patent application for the sprayable version of RootGel.

Due to the amount of polymer that we expect to use in the production of RootGel and our other applications such as FireIce, we believe our pricing for RootGel will be superior to that of any similar products that may be offered by our competitors.

Seasonality

We expect RootGel will experience seasonality in sales during the fall and winter quarters, except in the Southern part of the United States. However, we do not expect as much seasonality in more southern areas that generally experience year round growing cycles, with the sale of the agricultural products preceding the growing cycle of various crops. We also believe a higher demand for RootGel will exist during the drought conditions affecting the United States including the West, Southwest and Southeast.

FireIce

Industry Overview

Fire suppression is approximately a $2 billion a year industry according to a 2003 National Aeronautics and Space Administration press release. According to an article published by the Building and Fire Research Laboratory of the National Institute of Standards and Technology, as early as 1994 the lack of availability of halon fire suppressants sparked worldwide efforts in developing alternative firefighting agents and delivery systems.

The business has two marketing thrusts:

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suppression of structural and other fires within cities and towns, and

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suppression of wildland fires such as forest fires managed by federal and state governments.

According to the National Fire Protection Association in 2006 there were 1,642,500 fires in the United States that caused approximately $11.3 billion in damages. In 2006 there were 27,817 structural fires in New York City alone. The New York City Fire Department or FDNY, the largest fire department in the world, has a 2007 budget of $1.4 billion. Of this amount $322.2 million, a 79% increase from 2006, is earmarked for the procurement of additional mandated front line firefighting apparatus and ambulance fleet maintenance. From 2001 to 2004 federal agencies spent approximately $4.8 billion on the suppression of wildland fires. In addition, Homeland Security through their Assistance to Firefighters Grant has distributed funds to allow firefighting departments to purchase critical firefighting gear equipment and other fire suppression necessities. According to the Department of Homeland Security’s website, since 2001 these grants totaled over $2.4 billion.

The Product

FireIce is the registered trade name of our fire suppression product. FireIce is a dry powder that when added to water in very low concentrations (0.1 to 1.2 percent by weight), rapidly absorbs water to produce a gel whose consistency depends on the selected concentration. The dry powder is self dispersing in many applications, or can be easily mixed with water. Within seconds of being mixed with water, FireIce is ready to use and turns into a fire preventing, heat absorbing and fire suppressing gel.

When mixed with FireIce, water is held by a three-dimensional network of cross-linked polymers. When applied to the fire, the water evaporates and the gel collapses sapping the fire of not only heat but oxygen as well. In many applications the gel forms a cohesive layer which acts as a vapor barrier and prolongs the effectiveness of the water. Due to the gel layer created by FireIce on burning and adjacent objects, FireIce also has the ability to suffocate a fire.

FireIce has the following properties. We believe it:

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is non-toxic,

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is biodegradable,

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is environmentally safe,

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is non-corrosive to metals,

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mixes easily with water,

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will not clog or stick in spraying devices,

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reduces the threat of a fire rekindling,

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extinguishes fires more rapidly than traditional methods, and

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saves customers cost on freight when compared to competitors.

Uses

There are many existing and potential uses for FireIce. We believe it can be an extremely valuable tool for firefighters because:

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When mixed with water, it can be dispersed and applied by all types of application equipment used in direct fire suppression, such as pressurized water extinguishers, pumper trucks, backpack sprayers, or even hand held spray bottles.

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Firefighters can apply FireIce directly to buildings and other structures exposed to an advancing fire.

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FireIce can also be rapidly sprayed on foliage to prevent the spread of fires.

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FireIce absorbs many times its own weight in water and forms a gel producing increased droplet sizes that reduce drift and evaporation when dropped aerially.

The recent devastating Southern California wildfires were responsible for the deaths of 14 people, demolishing more than 2,000 homes and scorching more than 800 square miles between Los Angeles County and the Mexican border. According to a FoxNews.com article, the Florida and Georgia fires last summer burned hundreds of square miles of land and forced the evacuation of hundreds of homes. Additionally, the epidemic of fires recently damaged or destroyed thousand of homes in Idaho, South Dakota and Colorado. Fires are not only a major problem in the United States.  In August 2007, fires ravaged approximately one-half of Greece killing at least 63 persons according to one report. FireIce can play a major role in putting out and containing wildland fires, including forest fires, by being sprayed from airplanes directly over such fires, including in areas too dangerous for ground-based firefighters to enter. FireIce can also be sprayed from tanker trucks on the edges of these fires.

FireIce also has a number of potential retail and consumer uses:

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It can be pumped out of fire extinguishers.

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It can be used in a spray bottle by professionals, such as welders, who work with blowtorches.

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Though it has not yet been tested in this manner, we believe it could be sprayed from building sprinkler systems. We have companies that are interested in testing our product for this application.

Sales and Marketing

We have preliminarily marketed FireIce in several different ways:

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FireIce has been tested by the New York City Fire Department and has received significant positive feedback. We expect orders from FDNY in the future.

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We have had several meetings with the executive management and various sales managers of a few of the leading fire supply distributors in the United States, including one of the largest distributors of fire equipment and the leading distributor for Pierce Manufacturing, the largest manufacturer of fire trucks in North America. During the meetings with the distributor:

o

We discussed entering into an exclusive distribution agreement for FireIce in the New York and New England areas. However, prior to entering into an agreement, GelTech needs to obtain some form of third-party certification of FireIce. See the subsection entitled “National Fire Protection Association” below. See our “If we are unable to obtain third party verification of FireIce…” risk factor on page 6 of this prospectus for further discussion of the NFPA.

o

We have discussed creating a potential joint venture for using FireIce in a home application device that the distributor has developed.

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We have performed demonstrations of FireIce for the distributor using pumper trucks and pump bottles and have received positive feedback.

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The distributor has requested samples of FireIce from us so that it can demonstrate it to their core customers.

o

We also have interest in working with the distributor to create an easy dispensing system for FireIce for use on pumper trucks.

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We recently conducted and provided a FireIce demonstration for the Chief Executive Officer and Chairman of another large distributor of fire equipment headquartered in Chicago, IL. We are currently in discussion with this company to carry the product and become a demonstration partner at various fire industry shows.

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We also intend to market FireIce to state and federal governments. In this capacity, we have had recent discussions with a company which sells directly to the U.S. military and very recently demonstrated FireIce on tire burns which, we were told, was an essential test.

National Fire Protection Association

In order to effectively market FireIce on a large scale basis, a leading distributor advised us that certification by an independent fire safety organization is needed. We approached the National Fire Protection Association or NFPA, an international nonprofit organization with the mission to reduce the worldwide burden of fire and other hazards on the quality of life by providing and advocating consensus codes and standards, research, training, and education. With a membership of more than 81,000 individuals from around the world and more than 80 national trade and professional organizations, the NFPA is a leading advocate of fire prevention and is an authoritative source on public safety.

The NFPA, UL and other organizations like the U.S. Forestry Service have tests for fire suppressants and if a product passes those tests it receives a stamp that says it passed under a specific code and lists the types of fires on which the product can be used and marketed.

The actual testing of FireIce is done by an independent, third party laboratory. If our product successfully passes the testing standards, it is then certified under the standards for which it was tested. We have engaged a leading third party laboratory to test FireIce and determine if it complies with published product standards. Testing has been completed, but we have not received a final report as to whether FireIce will be certified.

Raw Materials and Suppliers

The raw materials for FireIce are in abundant supply. The polymers are manufactured for us by two third parties. However, there are also several other companies that are able to manufacture the polymer. The polymer becomes a gel when mixed in water. In addition, we expect to have exclusive agreements in place in the near future with our gel suppliers for its exclusive supply of product for fire suppressant purposes.

Competition

The fire suppression market is highly competitive. However, we believe that once we enter the market we will be able to compete effectively because:

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FireIce should provide superior benefits over other fire suppressants.

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The price per gallon of FireIce should be significantly less than for our competitors’ products.

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Since much less FireIce is needed per gallon of water than our competitors’ products and our product is shipped as a powder not a liquid, we anticipate the cost of shipping FireIce to customers will also be significantly lower.

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Once a fire has been extinguished, any dispensing system used to disperse FireIce can be simply cleaned with water.

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FireIce is different from foam. Foam consists of air bubbles in water and a small amount of surfactant. When the bubbles burst, the foam collapses. When mixed with FireIce, water is held by a three-dimensional network of cross-linked polymers. When FireIce is applied to the fire, the water evaporates and the gel collapses, sapping the fire of not only heat but oxygen as well. It takes longer for water to evaporate from our polymer than for air bubbles to burst. We believe this is how FireIce provides a more efficient protection that lasts longer than foam.

One of our largest competitors is Tyco Fire & Security, a major business segment of publicly traded Tyco International Ltd. (NYSE: TYC). Tyco Fire & Security produces ANSUL®, a premium brand of special hazard fire protection products including fire extinguishers and hand line units, pre-engineered restaurant, vehicle, and industrial systems; sophisticated fire detection/suppression systems and a complete line of dry chemical, foam, and gaseous extinguishing agents. Tyco Fire & Security is a very well funded company and has significantly more financial, marketing and sales resources than us. Ansul’s main sales thrust is the installation of “in building” fire suppression systems, but they manufacture a wide variety of products. They also have a very extensive distributor list and have a significant share of the market that we are looking to enter. However, their distributor list can be accessed from their website and their distributors are not exclusive.

Another competitor is U.S. Foam Technologies, a manufacturer and distributor of environmentally friendly firefighting foams. It is a small company whose main marketing thrust is to attract customers to its website through the use of the Google “adwords” program. It also markets its foams at the national firefighting conventions. Though we eventually intend to market FireIce throughout the entire United States, because U.S. Foam Technologies’ main focus appears to be the Midwest and we do not believe it will be a competitive threat in the near future.

National Foam, part of the Kidde Fire Fighting organization, is a manufacturer of foam concentrate, foam proportioning systems, fixed and portable foam fire fighting equipment, monitors, nozzles and specialized big flow pumping solutions. National Foam has historically been at the forefront of foam fire fighting and fire control technology and is the acknowledged world leader in providing foam based solutions. Other brands associated with National Foam include: Feecon, offering airport crash rescue and general mobile fire fighting equipment and Wirt Knox, offering a range of hose racks, reels, carts and general hose storage accessories. National Foam has significant financial resources and is part of a large fire fighting company conglomerate. Thus, it has significantly more financial, marketing and sales resources than we do.

Barricade International, Inc. is a small, three-person company that is also marketing a liquid fire suppression gel. However, their product is an emulsion gel, which comes in a liquid form and is made from totally different materials than FireIce. It has gained some publicity because the current owner of the company is a firefighter. We do not believe it is any real competitive threat to our FireIce because:

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Its gel is significantly more expensive than ours.

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Even though the gel is designed to protect homes and structures, it is not designed to directly protect firefighters and other first responders as FireIce is capable of doing.

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Unlike FireIce, Barricade’s gel only works with the device it manufactures and that must be purchased from it.

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Barricade’s mixture has to be shaken every 30 to 60 days or it hardens and becomes unusable.

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Unlike FireIce, its product is not allowed to be put into any type of firefighter equipment or pumper trucks. It hardens in a short time period, which is not conducive to the intricate pieces of fire fighting equipment. Barricade claims that in a worst case scenario objects coated with their gel may have to be pressure cleaned.

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Barricade’s gel is an emulsion gel, which means it is already a liquid. It must be sprayed ahead of time and allowed to cure and turn into a hardened substance with a Styrofoam type of feel.

Seasonality

There is no real seasonality to structural fires. These occur throughout the year. In wildland fires, FireIce use will be more likely during the warmer, drier summer months when forest and other wildland fires are more prevalent.

IceWear

Industry Overview

When the temperatures soar, the goal is to stay cool. This issue is vital to hundreds of thousands of American workers who are subject to working in high temperature conditions. A considerable amount of research has been conducted on garments for protecting individuals under hot conditions. Cooling garments were first introduced in the late 1950s to protect wearers from hostile hot environments, primarily for military and space exploration purposes. Some of the earliest work was reported in the late 1950s involving pilots who endured high temperatures due to sunlit aircraft cockpits. Further interest in cooling garments has existed because it is not always economically or practically feasible to change the surrounding environment to cause a reduction in temperature. For example, situations where cooling the environment itself is not feasible include steel mills, foundries, mines, construction jobsites and the interior of military vehicles. Cooling garments (sometimes called “microclimate air-

conditioning”) permit the wearer to operate in such environments that would otherwise be debilitating. These garments operate with air, cooled water, evaporation or through a process called “phase change.” Today, cooling vests are used in a wide variety of civilian applications. Some current uses of cooling vests include the following:

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Firefighters, EMTs and first responders,

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HAZMAT and SWAT teams,

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The United States military,

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Construction workers, field workers and employees of utilities companies, and

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Motorcycle riders.

The Product

IceWear is designed to be used as a cooling vest under a firefighter’s outer protective clothing commonly known as “bunker gear,” a hazmat suit or any type of protective jacket. IceWear lowers the core body temperature by 2-3°F, thus preventing some heat strokes and heart attacks. The cooling bags do not require electricity, batteries or refrigeration and once activated the IceWear vest will drop in temperature to approximately 27°F, and will slowly increase to 40°F over a one-hour period. The vest is adjustable, reusable and washable and may be disposed of in a regular trash bin. Each vest weighs approximately three pounds and contains pockets for two bags. The bags themselves contain a mixture of polymer and urea. To activate the cooling bag, the user must squeeze the bag until a popping sound is heard. The bags must then be kneaded thoroughly to insure full mixture of the product and to produce maximum cooling. Each bag is then inserted into a pocket located under each arm section of the vest and the vest is ready to use. Additionally, each cooling bag can be used separately and applied to the forehead, neck or sports related injury. Like the vests, the bags can also be disposed of in the regular trash.

Uses

In 2006, we tested IceWear with race car drivers and television cameramen. It has also been tested by several Florida Power and Light field employees and a number of South Florida EMTs under high temperature conditions. IceWear has multiple potential uses including:

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fire departments to protect their firefighters,

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laborers who work in hot conditions such as pavers and roofers,

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military personnel,

•

in the medical field any time it is necessary to keep a patient cool,

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athletes,

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racers, including automobile, motorcycle and motorboat, and

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anyone else who spends time in significantly elevated temperatures.

Sales and Marketing

Currently, we are four to six months away from completing our prototype of IceWear for the fire and rescue industry. We have not had any sales of IceWear, although in 2006 an early version has been shown on ESPN2 being worn by race car drivers and a television cameraman. We are currently demonstrating FireIce to a company that sells to the United States military and are hopeful that we may retain this company to market IceWear to the military. A leading distributor of fire equipment has also indicated an interest in marketing IceWear to their accounts which include utility companies, fire departments, EMTs, and first responders.

Raw Materials and Suppliers

The polymers are manufactured for us by two third parties. There are a number of other manufacturers which are available.

Currently, a third party manufactures the cooling bags for us. They have the capacity to manufacture up to 45,000 bags per day. If we lost that company as a supplier, we believe there are many other companies that could fulfill the same role.

Competition

There are four general types of cooling vests: evaporative, cold packs, phase change and active cooling.

There are numerous companies that sell the various types of cooling vests. For instance, a company called Glacier Tek, Inc. markets a type of phase change cooling vest. Similarly, a company called Arctic Heat USA also sells a phase change vest. A company called Polar Products, Inc. markets all four types of vests. Another company called Polar-Products seems to specialize in selling evaporative cooling vests. All of these companies appear to be private so it is difficult to determine what sort of financial, marketing and sales resources they have. However, it does appear that some of these companies have been in existence for a number of years and in that time have likely had greater marketing exposure than us. For instance, some of the Arctic Heat vests were used by members of the 2004 United States Olympic team. Despite this, we believe that because the IceWear bags do not require any prior preparation unlike the vests our competitors sell, there will be many situations in which IceWear will be a more attractive product.

IceWear is categorized as a cold pack. Even though it has similar advantages and disadvantages as other cold pack cooling products, it has a major advantage that none of the other cold packs and in fact none of the other cooling systems have -- it can be used without any prior preparation. No materials or equipment are needed to prepare or activate it. IceWear can be stored and used on the spot in any type of situation. IceWear is ideal for workers in an emergency situation where they need access to instant cooling. In addition, because the IceWear bags are relatively inexpensive, a supply of them could be kept on hand for prolonged use. Even though the bags are only single use, we believe the low-cost and the convenience of not having to prepare the bags by placing them in a freezer or submerging them in cold water is a distinct advantage. In many situations such preparatory steps would be very inconvenient or even totally unfeasible.

Seasonality

IceWear is seasonal and there will be greater potential use during the hotter times of the year and less use during times of moderate temperature.

WeatherTech

Industry Overview

Weather modification is not a new idea. Over the past several hundred years many attempts at weather control have been made. Native Americans had rituals which they believed could induce rain. The Finnish people were believed by others to be able to control all types of weather. In the early modern era, people observed that during battles the firing of cannons and other firearms often seemed to initiate precipitation. From 1962 to 1983, the United States government ran “Project Storm Fury,” an attempt to weaken tropical cyclones by flying aircraft into the storms and seeding the eyewalls with silver iodide. More recently in 2005, two bills, United States Senate Bill 517 and House Bill 2995, were introduced that would allow experimental weather modification by artificial methods and would implement a national weather modification policy. To date neither bill has become law.

The Project

Weather Tech Innovations, Inc. is our subsidiary that will manage our hurricane suppression project. It has undergone only very limited testing and is not ready for true live testing in hurricanes. We need to raise between $3 to $5 million for preliminary environmental impact studies and to build the appropriate computer and radar facilities for participating universities. Another $50 to $100 million will be needed to fully test the project once the preliminaries goals have been reached and verified. We are uncertain whether we can raise this sum.

WeatherTech uses an inorganic polymer that has physical and chemical properties that shows promise of having the ability of weakening a hurricane. GelTech’s polymer has undergone intense laboratory study and limited actual field testing. The formulated polymer looks like baby powder; however each granule has the ability to absorb hundreds of times its weight in moisture and water. The product is inert and, we believe it is non-toxic.

We believe that if a jet aircraft were to deliver our polymer into the outer bank of a hurricane and then worked its way into the eye thereby cutting a pie shaped piece out of the storm, it may cause the winds and overall strength of the storm to weaken. The product would be delivered into a storm by a third party jet aircraft with specialized disbursement systems.

In early 2001, a jet dispersed a nominal amount of the product into a building thunderstorm off the coast of South Florida. The result was that the thunderstorm was removed from Doppler radar. This was verified by the Palm Beach International Airport traffic controllers and local television stations. This test was widely publicized in the West Palm Beach area. In another crude preliminary model test by a National Oceanic and Atmospheric Administration laboratory, application of adding polymer to a hurricane was able to produce a modest reduction in wind speed under laboratory conditions.

The efficacy of our product in a cloudy, rain-filled environment requires careful further study. However, the weakening of a storm by seeding with polymer seems to be related to an increased frictional load due to larger raindrops and cloud water buildup. This takes the heat out of the atmosphere and removes water mass. This cooling is “taxing” on the storm’s energy and could dynamically weaken the storm. Determining when, where, how much a storm would be weakened and what effect this would have is the objective of the studies.

Our goal is to raise the money to conduct a thorough test of whether our hurricane suppression project can reduce the impact of a hurricane and determine what, if any, effect it has on the environment. If we are successful, we then must be able to market it to the federal government. We cannot assure you we will be successful.

We estimate that it will cost from $50,000,000 to $100,000,000 over four years to test our theory and product on incoming storms and to fully evaluate the results including environmental effects. We intend to form a scientific advisory and research board to further study the matter.

Raw Materials and Suppliers

The polymer for the project is provided to us by a third party. However, there are many other sources from which GelTech could obtain the polymer.

Competition

There really is no competition for a project such as ours, due to the fact that we have the only patent for “Method of Modifying Weather.” As described above, there have been previous attempts at weather modification, but we are not aware of any other company that is proposing a product similar to ours.

Seasonality

The project would be used during hurricane season.

Governmental Regulation

The use of the polymer for seeding purposes will be subject to governmental regulation. We are subject to the United Nations Convention on the Prohibition of Military or Any Other Hostile Use of Environmental Modification Techniques. The Convention was ratified by President Jimmy Carter on December 13, 1979. This Convention bans hostile weather modification. It is unclear whether deployment of our hurricane suppression project may be considered “hostile.” See the risk factor beginning at page 8 of this prospectus.

On March 3, 2005 a bill was introduced by Senator Kay Bailey Hutchison to establish a “Weather Modification Operations or Research Board.” The purpose of the bill was to develop and implement a comprehensive and coordinated national weather modification policy and to establish a national cooperative federal and state program of weather modification research and development. As of the date of this filing, the bill has not been brought to a vote.

Therefore, it seems likely that that any eventual large-scale version of the project would involve some degree of government regulation and modification of the Convention referred to above.

Intellectual Property

The patents relating to the products we currently expect to market are:

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U.S. Patent No. 6,315,213 – Method of Modifying Weather; and

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U.S. Patent U.S. Serial No. 7,182,778 – Conforming Thermal Pack for IceWear.

The following are patents pending for products we currently expect to market:

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U.S. patent application, Serial No. 11/251,005 for IceWear;

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U.S. patent application, Serial No. 11/680,803 and International Patent application, Serial No. PCT/US07/63075 for FireIce; and

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U.S. patent application, Serial No. 11/775,512 for a sprayable form of RootGel.

Trademarks

We claim trademark rights to the following marks. Federal trademark applications are on file with the United States Trademark Office:

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GelTech Solutions;

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FireIce;

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IceWear;

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RootGel;

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WeatherTech; and

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WeatherTech Innovations

Employees

As of the date of this prospectus, we have seven full-time and two part-time employees. We hire independent contractors on an “as needed” basis only. We have no collective bargaining agreements with our employees. We believe that our employee relationships are satisfactory. In addition to our Chief Executive Officer and our Chief Technology Officer, we employ two other members of the Cordani family. See the discussion in the section of this prospectus entitled “Related Person Transactions.”

Properties

Our office is located in Jupiter, Florida. We lease the property under a two-year lease which expires September 30, 2008 at an initial monthly rental of $7,815.34.

Until late January 2007, we shared offices with Dyn-O-Mat. They now lease offices near our offices in Jupiter, Florida. See the “Related Person Transactions” section of this prospectus.

MANAGEMENT AND BOARD OF DIRECTORS

The following is a list of our directors and executive officers. All directors serve one-year terms or until each of their successors are duly qualified and elected. The officers are elected by the board of directors.

Name	Age	Position(s)
Michael Cordani	47	Chief Executive Officer, Secretary and Treasurer and Chairman of the Board of Directors
Joseph Ingarra	34	President and Director
Peter Cordani	46	Chief Technology Officer and Director
David Rosenfeld	48	Chief Financial Officer
Michael R. Donn, Sr.	59	Director
Phil D. O’Connell, Jr.	67	Director

Michael Cordani has been our Chief Executive Officer and a director since inception. He became Chairman of the Board of Directors on June 25, 2007. From inception until June 25, 2007 he was also our President. Mr. Cordani also acted as our Chief Financial Officer until August 28, 2007.  Since July 2005, Mr. Cordani has been an employee of Dyn-O-Mat, initially full-time, and since our incorporation on a part-time basis. Although he had no title, he acted in a senior management capacity for Dyn-O-Mat. Previously, from 1999 to May 2003, Mr. Cordani was the Director of Sales and Marketing of Dyn-O-Mat, Inc. From May 2003 to June 2005, Mr. Cordani was the President of VMR Trucking, Inc.

Joseph Ingarra has been our President since June 25, 2007. From inception until June 25, 2007 he was our Executive Vice President. He has been a director since inception. From 2002 through September 2004, Mr. Ingarra was Vice President of Operations of Dyn-O-Mat. From December 2004 to April 2006, Mr. Ingarra was Vice-President of Corporate Acquisitions for MidCoast Financial, Inc.

Peter Cordani has been our Chief Technology Officer since inception. He has been a director since July 3, 2007. He is the inventor of all of our intellectual property. Mr. Cordani was the Chief Executive Officer of Dyn-O-Mat, Inc. from February 1994 until February 2007.

David Rosenfeld became our Chief Financial Officer on August 28, 2007. He has been a consultant to Nperspective, LLC, which has provided contract Chief Financial Officer and related services to businesses since about June 2004.  From February 2003 to June 2004, Mr. Rosenfeld provided accounting and financial consulting services to businesses.  From 1997 to February 2003, Mr. Rosenfeld was the Chief Financial Officer of ISR Global Telecom, Inc., a venture capital backed company and participated in fund raising and multiple mergers and acquisitions activities and building a financial information infrastructure to support the growth objectives of the company.

Through Mr. Rosenfeld’s consulting practice, he has gained significant experience with public companies and related Securities and Exchange Commission filings. He is acting as our Chief Financial Officer on a trial basis for three months and his company provides part-time consulting services to us.

Michael R. Donn, Sr. became a director of GelTech on November 15, 2006. Mr. Donn has also been a director of Ecosphere Technologies, Inc. (f/k/a UltraStrip Systems, Inc.) (OTCBB: ESPH) since March 1, 2005. From October 2005 until September 2006, he served as President of Ecosphere Systems, Inc., a subsidiary of Ecosphere Technologies, Inc., and currently serves as its Executive Vice President and Chief Operating Officer. From February 2000 until October 2005, Mr. Donn served as Ecosphere Technologies, Inc.’s Senior Vice-President of Operations and Treasurer. From 1994 to 2000, he served as President of the Miami-Dade County Fire Fighters Association, a 1700-member employee association for which he previously served as Vice President and Treasurer beginning in 1982. His responsibilities included lead negotiator, lobbying at the local, state, and national levels, Chairman of the Insurance Trust, and business operations of the Association. Mr. Donn coordinated the fire fighter relief efforts for the Miami-Dade fire fighters, following Hurricane Andrew.

Phil D. O’Connell, Jr. became a director of GelTech on November 15, 2006. Mr. O’Connell is an attorney and has been a partner at the law firm of Casey Ciklin Lubitz Martens & O’Connell, P.A. and predecessor law firms since 1969.

Mr. Michael Cordani, our Chief Executive Officer, and Chairman of the Board of Directors, is the brother of Mr. Peter Cordani, our Chief Technology Officer, and a director. There are no other family relationships between any of the executive officers and directors. Each director is elected at our annual meeting of shareholders and holds office until the next annual meeting of shareholders, or until his successor is elected and qualified. See the “Related Person Transactions” section of this prospectus for further information concerning our employment of Cordani family members. Each of Messrs. Michael and Peter Cordani and Mr. Joseph Ingarra perform services for Dyn-O-Mat on an occasional basis without compensation.

We have one vacancy on our Board of directors. We expect to fill the vacancy with an independent director.

Director Independence

The Board of Directors has determined that Messrs. Phil D. O’Connell, Jr. and Michael R. Donn, Sr. are independent, and that Messrs. Michael Cordani, Chief Executive Officer and Joseph Ingarra, President are not. The Board’s determinations of director independence were made in accordance with the Nasdaq Marketplace Rules.

Committees of the Board of Directors

Our Board of Directors has established an Audit Committee consisting of Messrs. Phil D. O’Connell, Jr. and Michael R. Donn, Sr. The Board of Directors has determined that both members are independent directors under the Nasdaq Marketplace Rules. As our business grows, we will seek to add one or more members who are Audit Committee Financial Experts.

We have not established any other committees, including a Nominating or a Compensation Committee. The functions of those committees are being undertaken by the entire board as a whole.

EXECUTIVE COMPENSATION

Executive Employment Agreements

We have entered into employment agreements with each of our executive officers. The charts below summarizes the terms and conditions of these employment agreements.

Executive	Position	Term	Base Salary/ Compensation	Option/Bonus Incentive (1)
Michael Cordani	Chief Executive Officer, Secretary and Treasurer	September 15, 2006 through September 15, 2009	$91,000 per year	175,000
Joseph Ingarra	President	September 15, 2006 through September 15, 2009	$91,000 per year	175,000
Peter Cordani	Chief Technology Officer	December 18, 2006 through December 18, 2009	$91,000 per year	None
David Rosenfeld (2)	Chief Financial Officer	August 28, 2006 through November 28, 2007	$5,000 per month

———————

(1)

Except for Mr. Rosenfeld, all options are exercisable through September 15, 2011 at $1.00 per share. The options vest in equal increments each December 31st and June 30th, subject to continued employment. Does not include 50,000 five-year options granted to Mr. Ingarra on June 25, 2007, exercisable at $0.667 per share. These options vest at the same times as described in the prior sentence beginning December 31, 2007, subject to continued employment on each applicable vesting date. Mr. Rosenfeld’s options are exercisable at $0.66 per share over a five-year period and vest if his agreement is renewed on November 28, 2007.

(2)

Mr. Rosenfeld joined us on a part-time basis effective August 28, 2007 for a three-month period.  A portion of his compensation is payable to his consulting firm.  We expect to enter into a long-term agreement with him in the future.

Each of Messrs. Michael Cordani, Joseph Ingarra and Peter Cordani receive a monthly automobile allowance of $875 per month. Messrs. Michael Cordani, Joseph Ingarra and Peter Cordani will receive three years’ severance and all unvested options will accelerate if terminated without cause or if they resign for “good reason” which includes a change in duties or a person or group acquires 30% of our common stock.

2007 Equity Incentive Plan

In January 2007, we established the 2007 Equity Incentive Plan under which we may issue up to 1,500,000 stock options, stock appreciation rights, restricted stock or restricted stock units to our directors, employees and consultants.

Under the Equity Incentive Plan, all of our directors who are not employees or own 10% or more of the Company’s outstanding stock at the time of grant shall automatically receive a grant of stock options of grant as follows:

Initial Grants

A – Chairman of the Board

- 50,000 options

B – Director

- 30,000 options

C – Chair of a Committee

- 10,000 options

D – Member of a Committee

- 5,000 options

Annual Grants

A – Chairman of the Board

- 35,000 options

B – Director

- 20,000 options

C – Chair of a Committee

 -10,000 options

D – Member of a Committee

- 5,000 options

All of the options which are automatically granted to our non-employee directors vest over a three year period on each June 30th and December 31st, subject to continuing as a director, Committee member, Chairman of the Board or Chairman of a Committee on the applicable vesting date. Because Mr. Michael Cordani, our Chairman of the Board, is an employee, he is not eligible for a grant. Mr. Phil D. O’Connell, Jr., previously received automatic grants but is now ineligible since he currently beneficially owns more than 10% of our outstanding shares.

The exercise price of options or stock appreciation rights granted under the 2007 Equity Incentive Plan shall not be less than the fair market value of the underlying common stock at the time of grant. The initial options we granted to date have been granted at $1.00 per share, which is the price at which we raised money in our first private placement. In the case of incentive stock options, the exercise price may not be less than 110% of the fair market value in the case of 10% shareholders. Options and stock appreciation rights granted under the Equity Incentive Plan shall expire no later than five years after the date of grant. The option price may be paid in United States dollars by check or wire transfer or, at the discretion of the Board of Directors or Compensation Committee, by delivery of shares of our common stock having fair market value equal as of the date of exercise to the cash exercise price, or a combination thereof.

The identification of individuals entitled to receive awards, the terms of the awards, and the number of shares subject to individual awards, are determined by our Board of Directors or the Compensation Committee, in their sole discretion. The total number of shares with respect to which options or stock awards may be granted under the Equity Incentive Plan the purchase price per share, if applicable, shall be adjusted for any increase or decrease in the number of issued shares resulting from a recapitalization, reorganization, merger, consolidation, exchange of shares, stock dividend, stock split, reverse stock split, or other subdivision or consolidation of shares.

Our Board of Directors or the Compensation Committee may from time to time alter, amend, suspend, or discontinue the Equity Incentive Plan with respect to any shares as to which awards of stock rights have not been granted. However no rights granted with respect to any awards under this Equity Incentive Plan before the amendment or alteration shall not be impaired by any such amendment, except with the written consent of the grantee.

Under the terms of the Equity Incentive Plan, our Board of Directors or the Compensation Committee may also grant awards which will be subject to vesting under certain conditions. The vesting may be time-based or based upon meeting performance standards, or both. Recipients of restricted stock awards will realize ordinary income at the time of vesting equal to the fair market value of the shares. We will realize a corresponding compensation deduction. Upon the exercise of stock options or stock appreciation rights, the holder will have a basis in the shares acquired equal to any amount paid on exercise plus the amount of any ordinary income recognized by the holder. Upon sale of the shares, the holder will have a capital gain or loss equal to the sale proceeds minus his or her basis in the shares.

In their September 15, 2006 Employment Agreements, our Chief Executive Officer and President each were entitled to receive options to purchase 175,000 shares of our common stock at $1.00 per share, vesting each June 30th and December 31st, subject to remaining employed by us on the applicable vesting date. One-sixth or 87,501 are currently vested. Because the Board of Directors had not acted previously, they received their grants under the Equity Incentive Plan in March 2007.

In June 2007, our Board of Directors awarded Mr. Joseph Ingarra 50,000 five-year options exercisable at $0.667 per share. The options will vest over a three-year period each June 30th beginning December 31, 2007, subject to remaining employed by us on the applicable vesting date.

All of our Stock Option Agreements provide for “clawback” provisions, which enable our Board of Directors to cancel stock awards and recover past profits if the person is dismissed for cause or commits certain acts which harm us.

The following chart reflects the number of stock rights we awarded in 2007 to our executive officers and directors.

Name	Number of Options	Exercise Price per Share	Expiration Date
Michael Cordani	175,000	$1.00	September 15, 2011
Joseph Ingarra	175,000	$1.00	September 15, 2011
Joseph Ingarra	50,000	$0.667	June 25, 2012
Michael R. Donn, Sr.	30,000	$1.00	March 2, 2012
Michael R. Donn, Sr.	5,000	$0.667	June 25, 2012
Phil O’Connell, Jr.	30,000	$1.00	March 2, 2012
Phil O’Connell, Jr.	5,000	$0.667	June 25, 2012

Compensation of Directors

Members of our Board of Directors do not currently receive compensation for their services as directors, except for annual awards of stock options under our 2007 Equity Incentive Plan.

RELATED PERSON TRANSACTIONS

Following our incorporation, we issued 7,250,000 shares of common stock to Dyn-O-Mat in exchange for the purchase of four U.S. patents, three patents pending and certain other assets including office furniture with a nominal value and cash of $6,471.

In March-June 2007, Dyn-O-Mat offered to its shareholders the right to exchange their Dyn-O-Mat shares for shares of GelTech common stock. More than 150 Dyn-O-Mat shareholders accepted the offer and received 5,995,837 shares of GelTech in exchange for 11,957,802 shares of Dyn-O-Mat common stock. Four of our directors accepted the exchange offer. They are our Chief Executive Officer, Mr. Michael Cordani, who received 430,269 shares, our President, Mr. Joseph Ingarra, who received 124,643 shares, our Chief Technology Officer, Mr. Peter Cordani who received 1,306,954 shares, and Mr. Phil O’Connell, Jr., who received 622,644 shares. Mr. O’Connell also received 474,058 three-year warrants exercisable at $1.05 per share. Mr. O’Connell’s warrants were issued in conjunction with his cancellation of Dyn-O-Mat warrants using the same exchange ratio. We received no consideration for this other than Mr. O’Connell’s past support.

The Cordani family received 2,967,297 shares in the exchange offer, including:

• Michael Cordani and his wife	430,269 shares
• Peter Cordani	1,306,954 shares
• Anne Cordani	1,177,400 shares

Additionally, Mr. Joseph Ingarra’s mother received 8,852 shares of our common stock and his father received 17,704 shares in the exchange offer.

Dyn-O-Mat was required to limit the exchange offer to 35 unaccredited investors and an unlimited number of accredited investors as that term is defined by Rule 501 under the Securities Act of 1933. The management of GelTech elected to delay having family members who are not accredited investors, except for the wife and mother of our Chief Executive Officer, from participating in the exchange offer to allow additional other unaccredited Dyn-O-Mat shareholders to participate. Therefore, 600,000 shares of common stock of Dyn-O-Mat held in three trusts for which Mr. Michael Cordani and Ms. Anne Cordani are trustees and for which members of the Cordani family are the beneficiaries were not allowed to participate in the exchange offer. Dyn-O-Mat has advised us that beginning after December 31, 2007 it intends to offer its remaining 1,254,358 shares of GelTech common stock to Dyn-O-Mat shareholders.

We have an option whereby during the two years beginning one year following the date of this prospectus we can purchase all of the assets of Dyn-O-Mat, subject to all of its liabilities, for $10,000 plus the value of all of Dyn-O-Mat’s net tangible assets.

We entered into a consulting agreement with Michael D. Brown, who was then our Senior Vice President for Government Relations and a director, on October 11, 2006. Under the agreement, Mr. Brown was to receive a fee of $10,000 per month. We mutually terminated the agreement effective on August 20, 2007 and paid him $20,000 in fees under the agreement and also reimbursed his expenses. We paid Mr. Brown a total of $50,000 in fees under the agreement. He resigned as an officer and director at the same time.

During the period from our inception through late January 2007, we and Dyn-O-Mat each paid a portion of the other’s expenses. We formerly shared a 7,140 square foot office/warehouse facility with Dyn-O-Mat, until late January 2007 when it moved to its own nearby facility. Effective as of February 1, 2007, GelTech and Dyn-O-Mat entered into an Administrative Services Agreement. Under this Agreement, Dyn-O-Mat agreed to pay us $1,000 per month to cover the services including management and bookkeeping provided by our employees. On March 9, 2007, Dyn-O-Mat made a payment of $7,815 to GelTech which resulted in GelTech owing Dyn-O-Mat money. Dyn-O-Mat has made no further payments and as of July 12, 2007, GelTech owed Dyn-O-Mat $263.

Michael Cordani, our Chief Executive Officer and Joseph Ingarra, our President, each entered into employment agreements as of September 15, 2006. Mr. Peter Cordani, our Chief Technology Officer, entered into an employment agreement as of December 18, 2006. See the “Executive Compensation” section of this prospectus for discussion of the terms. Under each agreement, these executives may perform services for Dyn-O-Mat, our principal shareholder, as long as such executive is not compensated by Dyn-O-Mat for such services and as long as it does not interfere with each executive’s ability to carry out his duties under his respective employment agreement.

From May 5, 2005 through August 17, 2006, the Phil. D. O’Connell, Jr. Revocable Trust dated September 4, 1991, of which Phil D. O’Connell, Jr., now one of our directors, is the trustee, lent Dyn-O-Mat $338,220, which was guaranteed by Peter Cordani, our Chief Technology Officer and a director. This loan was secured by U.S. Patent No. 6,315,213, our hurricane suppression product, and by a Dyn-O-Mat patent. At the time the security interest was given, the patents were owned by Dyn-O-Mat. In November 2006, Mr. O’Connell elected to convert $238,220 of the outstanding balancing into 150,000 shares of our common stock and 88,220 shares of Dyn-O-Mat common stock, each at the rate of $1.00 per share. Mr. O’Connell has released all of his rights to our hurricane suppression patent and the remaining sums are owed by Dyn-O-Mat. Mr. O’Connell later exchanged the 88,200 shares of Dyn-O-Mat common stock he received into 46,848 shares of GelTech common stock in the exchange offer discussed above. Mr. O’Connell lent us $18,000 with 9% interest in September 2006 and $4,000 in April 2007 with 9% per annum interest. The loans were evidenced by demand notes and repaid.

In addition to Michael and Peter Cordani, the following related parties are employed at GelTech:

•

Michael Cordani’s wife as a bookkeeper at $808 per week and

•

Michael and Peter Cordani’s mother as a receptionist at $400 per week.

We believe all of these salaries are at or are below the going rate of what such services would cost on the open market. All of these people performed services for Dyn-O-Mat prior to its move to new offices. The $1,000 per month Dyn-O-Mat is obligated to pay us is designed to compensate us for the limited services Messrs. Michael Cordani, Peter Cordani and Joseph Ingarra perform for it. While we believe this fee is fair, there is no exact way to measure this fairness.

PRINCIPAL SHAREHOLDERS

The following table sets forth the number of shares of GelTech’s voting stock beneficially owned as of the date of this prospectus by (i) those persons known by GelTech to be owners of more than 5% of GelTech’s common stock, (ii) each director of GelTech, (iii) all named executive officers, and (iv) all executive officers and directors of GelTech as a group:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner(1)	Percent of Class (1)

Directors and Executive Officers:
Common Stock	Michael Cordani, 1460 Park Lane South, Suite 1, Jupiter, Florida 33458(2)(3)(4) (5)	1,711,844	16.5%
Common Stock	Joseph Ingarra, 1460 Park Lane South, Suite 1, Jupiter, Florida 33458(5)(6)	220,477	2.1%
Common Stock	Peter Cordani, 1460 Park Lane South, Suite 1, Jupiter, Florida 33458(5)(8)	1,254,358	12.2%
Common Stock	Michael R. Donn, Sr., 11 S.E. River Lights Court, Stuart, Florida 34996(5)(7)	11,666	*
Common Stock	Phil D. O’Connell, Jr., 515 North Flagler Drive, 19th Floor, West Palm Beach, Florida 33401(9)(10)(11)	1,371,247	12.7%
Common Stock	All directors and executive officers as a group (5 persons)(12)	4,569,592	41.7%

5% Shareholders:
Common Stock	Michael Reger, 777 Yamato Road, Suite 300, Boca Raton, Florida 33431(13)	2,475,000	23.6%
Common Stock	Dyn-O-Mat, Inc., 3021 Jupiter Park Circle, Suite 106, Jupiter, Florida 33458(14)	1,254,358	12.2%
Common Stock	Anne Cordani, 1460 Park Lane South, Suite 1, Jupiter, Florida 33458(4)	1,177,400	11.5%

———————

*

Less than 1%

(1)

Applicable percentages are based on 10,282,434 shares outstanding as of the date of this prospectus adjusted as required by rules of the SEC. Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible notes currently exercisable or convertible, or exercisable or convertible within 60 days after the date of this prospectus are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person. Unless otherwise indicated in the footnotes to this table, GelTech believes that each of the shareholders named in the table has sole voting and investment power with respect to the shares of common stock indicated as beneficially owned by them.

(2)

Michael Cordani is Chairman of our Board of Directors and an executive officer.

(3)

Shares are held with Mr. Cordani’s wife as tenants by the entirety. Includes 87,501 shares of common stock issuable upon exercise of vested options. Does not include unvested options which do not vest within 60 days of the date of this prospectus.

(4)

Mr. Michael Cordani, our Chief Executive Officer, and Mrs. Ann Cordani are trustees of three trusts which own shares of Dyn-O-Mat. They intend to have the trusts exchange their shares of Dyn-O-Mat for 318,695 shares of GelTech common stock in January 2008. Members of the Cordani family are beneficiaries of the trusts. Ann Cordani is the mother of Michael Cordani and Peter Cordani, our Chief Technology Officer. The management of GelTech has elected to delay having family members who are not accredited investors from participating in the Exchange Offer to allow additional other unaccredited Dyn-O-Mat shareholders to participate.

(5)

Messrs. Ingarra, and Peter Cordani are also executive officers and directors; Mr Donn is a director. North Carolina River Ridge II LLC is a company managed by Mr. Michael Cordani.  It owns 1,194,074 shares of common stock. Thus, under SEC rules, Mr. Michael Cordani is considered the beneficial owner as explained in Note (1).  Any distributions from the proceeds of sale will inure to Mr. Peter Cordani’s benefit.

(6)

Includes 95,834 shares issuable upon exercise of options that are exercisable within 60 days of the date of this prospectus. Does not include shares of common stock issuable upon exercise of unvested options which do not vest within 60 days of the date of this prospectus.

(7)

Shares consist of shares of common stock issuable upon exercise of vested options. Does not include shares of common stock issuable upon exercise of vested options which do not vest within 60 days of the date of this prospectus.

(8)

Includes 1,254,358 shares of our common stock held by Dyn-O-Mat which is controlled by Mr. Peter Cordani. Since Dyn-O-Mat intends to offer to exchange these shares with its remaining shareholders in or about January 2008, the 1,254,358 shares beneficially owned by Mr. Cordani will be reduced. See Note (4) above.

(9)

A director. Mr O’Connell is a selling shareholder. See the following section entitled “Selling Shareholders” beginning at page 40.

(10)

Includes 474,058 shares issuable upon exercise of warrants exercisable at $1.05 per share. Also includes 11,666 shares issuable upon exercise of options that are exercisable within 60 days of the date of this prospectus. Does not include shares of common stock issuable upon exercise of unvested options which do not vest within 60 days of the date of this prospectus.

(11)

Shares are held by Mr. O’Connell and his wife, by the Phil D. O’Connell, Jr. Revocable Trust of which Mr. O’Connell is the trustee and by two limited liability companies which he controls.

(12)

Includes shares owned by Dyn-O-Mat. Mr. Peter Cordani controls Dyn-O-Mat through the ownership of a nominal amount of super voting preferred stock, which shares are not convertible into common stock. Thus, they will not be subject to a future exchange offer.

(13)

Includes 225,000 five-year warrants exercisable at $1.00 per share. Mr. Reger is a selling shareholder. See the following section entitled “Selling Shareholders” beginning at page 40.

(14)

Mr. William Cordani, father of Messrs. Michael and Peter Cordani, is president of Dyn-O-Mat.

SELLING SHAREHOLDERS

The following table provides information about each selling shareholder listing how many shares of our common stock they own on the date of this prospectus, how many shares are offered for sale by this prospectus, and the number and percentage of outstanding shares each selling shareholder will own after the offering assuming all shares covered by this prospectus are sold. The selling shareholders may, from time to time, offer and sell pursuant to this prospectus up to a total of 2,252,419 shares of our common shares now owned by them or issuable upon exercise of 207,311 warrants. The Selling Shareholders may, from time to time, offer and sell any or all of the shares that are registered under this prospectus. The following table sets forth, with respect to each Selling Shareholder: (i) the number of shares of common stock beneficially owned as of the date of this prospectus and prior to the offering contemplated hereby, (ii) the number of shares of common stock eligible for resale by such selling shareholder pursuant to this prospectus, (iii) the number of shares beneficially owned by such selling shareholder after the offering contemplated hereby assuming that all shares eligible for resale pursuant to this prospectus actually are sold, and (iv) the percentage of shares of common stock owned by such selling shareholder after the offering contemplated hereby.

Name	Number of securities beneficially owned before offering	Number of securities to be offered	Number of securities owned after offering	Percentage of securities beneficially owned after offering
Antonio Abbatiello	1,770	354	1,416	*
Sebastiano Abbatiello	885	177	708	*
Glenn Alber	5,311	1,062	4,249	*
Jane K. and Fermin Aldea, JTWROS	23,105	4,621	18,484	*
Leslie Altavilla Revocable Trust Dated March 28, 2003	75,000	25,000	50,000	*
Richard F. Angelini	8,498	1,699	6,799	*
Madeleine Arena	531	106	425	*
Richard Armellini	17,704	3,540	14,164	*
Richard and Anna Bauer, JTWROS	2,655	531	2,124	*
Skip Bauman	531	106	425	*
Robert L. & Rosemarie C. Bell, Tenants By The Entirety	8,852	1,770	7,082	*
Roberto Berasti	442	88	354	*
Dominick Berasti	442	88	354	*
Mariea L. Best	200,000	100,000	100,000	*
David M. Bestwick	11,212	2,242	8,970	*
James and Lynn Blackburn, JTWROS	2,655	531	2,124	*
Joel B. Blumberg	1,011	202	809	*
Michael Bonasia	885	177	708	*
Angela Burigo	4,426	885	3,541	*
Anthony Burruano	531	106	425	*
Brian Calascibetta	8,852	1,770	7,082	*
Andy and Diane Carlino, JTWROS	11,212	2,242	8,970	*
Glen and Jane Checchi, JTWROS	442	88	354	*
William R. Childers	10,623	2,124	8,499	*
Frank and Dorothy Chris, JTWROS	4,403	880	3,523	*
Cocuy, Burns and Co., P.A.	8,497	1,699	6,798	*
James B. Conant	10,623	2,124	8,499	*
Robert Cooke	8,852	1,770	7,082	*
John K. and Danielle E. Copeland, Tenants by the Entirety	64,621	12,924	51,697	*

Name	Number of securities beneficially owned before offering	Number of securities to be offered	Number of securities owned after offering	Percentage of securities beneficially owned after offering
Pietro Corradino	1,593	318	1,275	*
David J. Daucanski	8,852	1,770	7,082	*
Janeen G. Davis	5,311	1,062	4,249	*
Darlene DeLano	31,869	6,373	25,496	*
Salvatore Delio	885	177	708	*
Raymond and Linda DeLoreto, JTWROS	2,955	591	2,364	*
Peter and Donna DeLoreto	4,426	885	3,541	*
Mark Anthony Derderian	10,000	5,000	5,000	*
Robin Dillon	1,327	265	1,062	*
Daniel A. DiTroia	16,199	3,239	12,960	*
George T. Elmore	387,743	77,548	310,195	2.9%
Robert Engle	8,852	1,770	7,082	*
Derek and Wendy J. Evans, JTWROS	4,426	885	3,541	*
Kenneth F. Ferrari	8,852	1,770	7,082	*
Sheldon Fisher	5,311	1,062	4,249	*
Mauro D. Gallo	796	159	637	*
Timothy A. Ginn	25,000	12,500	12,500	*
Charles Schwab & Co. Custodian FBO Margie Ginn, IRA	50,000	25,000	25,000	*
Richard Halpern	78,870	15,774	63,096	*
Richard E. Hanna	11,596	2,319	9,277	*
Derrel and Kim Harrelson	4,249	849	3,400	*
Thomas W. and Teresa I. Heller, JTWROS	46,209	9,241	36,968	*
Richard A. and Lynda R. Heller	8,852	1,770	7,082	*
Scott and Denise Hendelson, JTWROS	7,381	1,476	5,905	*
Wayne Hess	5,841	1,168	4,673	*
Jay Hoffman	5,311	1,062	4,249	*
William R. Howe	8,852	1,770	7,082	*
Robert N. Howe	2,955	591	2,364	*
Karen Howe	2,955	591	2,364	*
Harvey G. Hoyt	44,844	8,968	35,876	*
Pamela Ingarra(1)	8,852	1,770	7,082	*
The Ingarra Revocable Trust(2)	17,704	3,540	14,164	*
Kevin Inwood, M.D.	125,703	25,140	100,563	*
Allen R. and Irene A. Jackson, JTWROS	39,835	7,967	31,868	*
Peter and Ellen Jacobus, JTWROS	7,967	1,593	6,374	*
George R. Jones	5,311	1,062	4,249	*
Michael Jurewicz	1,593	318	1,275	*
Edward B. Kattel Revocable Trust	1,327	265	1,062	*
Mark and Pearl Kert , JTWROS	27,704	8,540	19,164	*
Melanie D. Kremkau	3,718	743	2,975	*
Stylianos Kritikos	531	106	425	*
Christopher W. Laughner	4,426	885	3,541	*
Richard Leppla	96,607	19,321	77,286	*

Name	Number of securities beneficially owned before offering		Number of securities to be offered		Number of securities owned after offering		Percentage of securities beneficially owned after offering
Philip D. Lewis	26,557		5,311		21,246		*
IRA Rollover FBO James L. Lingelbach	4,426		885		3,541		*
Joseph W. and Debra D. Lingelbach, JTWROS	4,426		885		3,541		*
Richard Lombardi	1,327		265		1,062		*
Stephen and Sydney Lombardi, JTWROS	2,655		531		2,124		*
M.E.B. Properties, Inc	132,789		26,557		106,232		*
Ronald Mainor	17,881		3,576		14,305		*
Salvatore Maresca	6,905		1,381		5,524		*
James Marvel	1,062		212		850		*
Yvonne Mason	4,426		885		3,541		*
Leonard Mass	63,738		12,747		50,991		*
Michael McDermott Living Trust	13,278		2,655		10,623		*
David Memon	5,311		1,062		4,249		*
Louise A. and Andy J. Mine Jr., JTWROS	531		106		425		*
Richard and Janet Morgan, JTWROS	8,852		1,770		7,082		*
William Morrissey	26,556		5,311		21,245		*
Paul J. Nolan	5,311		1,062		4,249		*
Phil D. O’Connell, Jr.	1,371,247	(3)	369,340		1,001,907		9.0%
Christopher and Toni Okolichany, JTWROS	10,442		5,088		5,354		*
Stephanie A. Ortiz	7,967		1,593		6,374		*
Joseph T. Palermo III	2,021		404		1,617		*
J. Kory Parkhurst(4)	23,811		4,762		19,049		*
Michael J. and Pamela A. Parsons, JTWROS	947		189		758		*
Louis Pascatella	884		176		708		*
Jean Pedersen	929		185		744		*
Brian Pedersen	265		53		212		*
Michael Pedersen	1,195		239		956		*
Virginia A. Perry	884		176		708		*
John Petrou	2,655		531		2,124		*
Frank A. and Mary M. Pezzoli, Husband and Wife by the Entirety	2,654		530		2,124		*
Peter L. Pimentel	17,704		3,540		14,164		*
Anthony L. Pinto, Sr.	8,852		1,770		7,082		*
Sal A. Pinto	11,802		2,360		9,442		*
William S. and Betsey B. Potter, JTWROS	2,655		531		2,124		*
Michael Reger	2,475,000		1,237,500	(6)	1,237,500	(6)	11.4%
Jennifer A. Reyneri	15,933		3,186		12,747		*
Edward D. Riggins	57,365		11,473		45,892		*
Ronald M. Riker	5,311		1,062		4,249		*
Tony & John Rodrigues, JTWROS	20,000		10,000		10,000		*
Anthony T. and Laura M. Roggina, JTWROS	531		106		425		*
Lucie Rousse	2,655		531		2,124		*
Thomas L. Ryan	14,606		2,921		11,685		*

Name	Number of securities beneficially owned before offering	Number of securities to be offered	Number of securities owned after offering	Percentage of securities beneficially owned after offering
Arlene Santantonio and Suzanne Santantonio Wight, JTWROS	1,327	265	1,062	*
Richard J. Schattie	26,557	5,311	21,246	*
Jane M. Schreck	4,426	885	3,541	*
Angelo Scime	2,655	531	2,124	*
Robert Lee Shapiro	54,736	10,947	43,789	*
Peter A. Sherman	4,426	885	3,541	*
Louis M. Silber	20,065	4,013	16,052	*
Anthony T. Simpson	3,835	767	3,068	*
Randy Smith	6,724	1,344	5,380	*
Special Districts Services, Inc	20,091	7,018	13,073	*
Richard W. Steeves	8,852	1,770	7,082	*
Alan Le and Daryl M. Storm, JTWROS	8,852	1,770	7,082	*
Louis and Anna Strenta , JTWROS	15,933	3,186	12,747	*
Thomas Strenta(5)	92,320	18,464	73,856	*
Janine Strenta	876	175	701	*
Joseph and Theresa Temperino, JTWROS	663	132	531	*
Carmelo Temperino	13,278	2,655	10,623	*
Nancy Thornton and John Janero, JTWROS	37,769	7,553	30,216	*
John and Rosemarie Tramantana, JTWROS	3,983	796	3,187	*
Audie R. Webster	14,834	2,966	11,868	*
Charles and Suzanne Wight, JTWROS	9,959	1,991	7,968	*
Charles and Tara Wight, JTWROS	796	159	637	*
Anthony Scott Willis	19,475	3,895	15,580	*
Bruce Wood	100,293	20,058	80,235	*
J. Norman Young Trust	8,852	1,770	7,082	*
Anthony Zambos	1,327	265	1,062	*
Michael M. Zicarelli	531	106	425	*
Edward Zinker	15,934	3,186	12,748	*

———————

*

Less than 1%

(1)

Mother of our president.

(2)

The father of our president is a beneficial owner.

(3)

Shares are held by Mr. O’Connell and his wife, by the Phil D. O’Connell, Jr. Revocable Trust of which Mr. O’Connell is the trustee and by two limited liability companies which he controls.

(4)

Includes 1,770 shares of common stock owned jointly by Mr. Parkhurst and his wife.

(5)

Includes 5,388 shares of common stock owned jointly by Mr. Strenta and his wife.

(6)

Includes 112,500 shares issuable upon exercise of warrants.

While we agreed to register 20% of the shares of GelTech common stock issued to former Dyn-O-Mat shareholders, we have not registered any of the shares issued which are beneficially owned by our officers and directors, except for 369,340 shares, beneficially owned by Mr. Phil O’Connell, Jr.

DESCRIPTION OF SECURITIES

We are authorized to issue 50,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share. As of the date of this prospectus, 10,282,434 shares of common stock and no shares of preferred stock are outstanding.

Common Stock

The holders of common stock are entitled to one vote per share on all matters submitted to a vote of shareholders, including the election of directors. There is no cumulative voting in the election of directors. The holders of common stock are entitled to any dividends that may be declared by the board of directors out of funds legally available for payment of dividends subject to the prior rights of holders of preferred stock and any contractual restrictions we have against the payment of dividends on common stock. In the event of our liquidation or dissolution, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights and have no right to convert their common stock into any other securities.

Preferred Stock

We are authorized to issue 5,000,000 shares of $0.001 par value preferred stock in one or more series with such designations, voting powers, if any, preferences and relative, participating, optional or other special rights, and such qualifications, limitations and restrictions, as are determined by resolution of our board of directors. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by shareholders and could adversely affect the rights and powers, including voting rights, of the holders of common stock. In certain circumstances, the issuance of preferred stock could depress the market price of the common stock.

Indemnification and Liability of Directors and Officers

Our certificate of incorporation provides that none of our directors will be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•

For any breach of the director’s duty of loyalty to us or our shareholders;

•

For acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law;

•

Under Section 174 of the Delaware General Corporation Law for the unlawful payment of dividends; or

•

For any transaction from which the director derives an improper personal benefit.

These provisions eliminate our rights and those of our shareholders to recover monetary damages from a director for breach of his fiduciary duty of care as a director except in the situations described above. The limitations summarized above, however, do not affect our ability or that of our shareholders to seek non-monetary remedies, such as an injunction or rescission, against a director for breach of his fiduciary duty.

Section 145 of the Delaware General Corporation Law provides a corporation with the power to indemnify any officer or director acting in his capacity as our representative who is or is threatened to be made a party to any lawsuit or other proceeding for expenses, judgment and amounts paid in settlement in connection with such lawsuit or proceeding. The indemnity provisions apply whether the action was instituted by a third party or was filed by one of our shareholders. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise. We have provided for this indemnification in our Certificate of Incorporation because we believe that it is important to attract qualified directors and officers. We have also entered into Indemnification Agreements with our directors and officers which agreements are designed to indemnify them to the fullest extent permissible by law, subject to one limitation described in the next sentence. We have further provided in our Certificate of Incorporation that no indemnification shall be available, whether pursuant to our Certificate of Incorporation or otherwise, arising from any lawsuit or proceeding in which we assert a direct claim, as opposed to a shareholders’ derivative action, against any directors and officers. This limitation is designed to insure that if we sue a director or officer we do not have to pay for his defense.

We have been advised that the Securities and Exchange Commission believes it is against public policy for us to indemnify our directors and officers for violations of the Securities Act of 1933 and the Securities Exchange Act of 1934. Accordingly, we have agreed that unless our attorneys advise us that the courts have ultimately decided whether the SEC is correct, we will let a court determine whether we can indemnify our directors and officers under such laws.

Dividends

We have not paid dividends on our common stock since inception and do not plan to pay dividends on our common stock in the foreseeable future.

Transfer Agent

Transfer Online, Inc. of Portland, Oregon is acting as our stock transfer agent.

PLAN OF DISTRIBUTION

The Initial Public Offering

We are offering up to 450,000 shares of common stock or $297,000 on a “best efforts” basis for 45 days from the date of this prospectus without any underwriter. The common stock is being offered by our officers, employees and directors. Although they are associated persons of GelTech, as that term is defined under Rule 3a4-1 under the Securities and Exchange Act of 1934, they are deemed not to be a broker for the following reasons:

•

They are not subject to a statutory disqualification under the Exchange Act at the time of their participation in the sale of our securities.

•

They will not be compensated for their participation in the sale of our securities by the payment of commission or other remuneration based either directly or indirectly on transactions in securities.

•

They are not associated persons of a broker or dealer at the time of their participation in the sale of our securities.

•

They meet all of the following conditions:

•

Primarily perform and intend primarily to perform at the end of the offering substantial duties for our Company otherwise than in connection with this offering;

•

Not a broker-dealer, or an associated person of a broker-dealer, within the 12 preceding months; and

•

Have not participated in selling an offering of securities for any other issuer within the past 12 months nor will they participate in such an offering over the next 12 months.

There are no arrangements or agreements, verbal or written, with any underwriters to help underwrite this offering. No broker has been retained by us for the sale of securities being offered. In the event a broker who may be deemed an underwriter is retained by us, an amendment to our registration statement will be filed.

This offering is intended to be made solely by the delivery of this prospectus and the accompanying subscription agreement to prospective investors. Our officers, employees and directors plan to distribute prospectuses related to this offering. They intend to distribute prospectuses to current shareholders, acquaintances, friends and business associates. We will also post a copy of the final prospectus on our website.  Except for oral communications, our officers, employees and directors will not participate in the making of this offering other than by the delivery of this prospectus or by responding to inquiries by prospective purchasers. Their responses will be limited to the information contained in the registration statement, of which this prospectus is a part. They are not registered as broker-dealers, nor as associated persons of any other brokers or dealers.

Our officers, employees and directors are the only persons who have been instrumental in arranging the capitalization of GelTech. Prior to this offering, there has been no public market for our common stock and there can be no assurances that an active public market for our common stock will be developed, or if developed, sustained after this offering. The initial public offering price of our common stock has been arbitrarily determined by us and bears no relationship to our current earnings, book value, net worth or other established valuation criteria. The factors considered in determining the initial public offering prices included:

•

Our last private sale of our common stock.

•

An assessment of management;

•

Our prospects;

•

Our capital structure; and

•

Certain other factors deemed relevant including our private sale prices.

The initial public offering prices do not necessarily bear any relationship to our assets, book value, earnings or other established criterion of value. Such prices are subject to change as a result of market conditions and other factors, and no assurance can be given that a public market for our common stock will develop after the close of the public offering, or if a public market in fact develops, that such public market will be sustained, or that our common stock can be resold at any time at the initial public offering prices or any other prices.

We will offer and sell the shares only in Florida and New York. In these states, we have applied to have the shares registered for sale and will not sell the shares in these states until such registration is effective.

We believe the common stock will be eligible for sale on a secondary market basis in certain states based on exemptions from such states’ registration requirements as a result of the National Securities Markets Improvement Act of 1996. This Act exempts from state registration requirements certain secondary market trading transactions for issuers that file periodic and annual reports under the Securities Exchange Act of 1934. However, under the Act, the states are able to continue to require notice filings and collect fees with regard to these transactions. As of the date of this prospectus, we have not determined which states we will submit the required notice filing and applicable fee to in order to take advantage of this exemption

The ability to resell shares may be limited.

Secondary Selling Shareholder Offering

Following the completion of the primary offering, we will file an amendment to our registration statement and amend this prospectus. The shares of common stock owned by the selling shareholders may be offered and sold by means of the amended prospectus from time to time as market conditions permit in the over-the-counter market, or otherwise, at an initial price of $0.66 per share. If a market for our common stock develops, such shares may be sold at prices related to the then-current market price. A market for our common stock may never develop.

Each selling security holder of the common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock at negotiated prices in private transactions or at prevailing prices once trading begins, on the Over-the-Counter Bulletin Board or any other stock exchange, market or trading facility on which the shares are traded. A selling security holder may use any one or more of the following methods when selling shares:

•

ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers,

•

block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction,

•

purchases by a broker-dealer as principal and resale by the broker-dealer for its account,

•

privately negotiated transactions,

•

settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part,

•

broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share,

•

a combination of any such methods of sale or

•

any other method permitted pursuant to applicable law.

The selling security holders may also sell shares under Rule 144 under the Securities Act of 1933 if available, rather than under this prospectus.

The selling security holders and broker-dealers, if any, acting in connection with any such sale might be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commission received by them and any profit on the resale of the securities might be deemed to be underwriting discounts and commissions under the Securities Act. In addition, we will make copies of this prospectus available to the selling shareholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of delivery of the shares of common stock.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Harris Cramer LLP, West Palm Beach, Florida. Attorneys employed by this firm own 200,000 shares of our common stock. In addition, McHale & Slavin, P.A., Palm Beach Gardens, Florida, is acting as special intellectual property and patent counsel.

EXPERTS

The financial statements for the period July 19, 2006 (inception) to June 30, 2007 for GelTech and the period ended July 1, 2006 to July 19, 2006 and the year ended June 30, 2006 for the GelTech division, of Dyn-O-Mat, Inc., the business we acquired from Dyn-O-Mat, Inc., appearing in this prospectus and registration statement have been audited by Sweeney, Gates & Co., an independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2, including the exhibits, schedules, and amendments to this registration statement, under the Securities Act with respect to the shares of common stock to be sold in this offering. This prospectus, which is part of the registration statement, does not contain all the information set forth in the registration statement. For further information with respect to us and the shares of our common stock to be sold in this offering, we make reference to the registration statement. Although this prospectus contains all material information regarding us, statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and in each instance we make reference to the copy of such contract, agreement, or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

You may read and copy all or any portion of the registration statement or any other information, which we file at the SEC’s public reference room at 100 F Street, NE, Washington, D.C. 20549. We also file periodic reports, proxy and information statements, and other information with the SEC. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings, including the registration statement, are also available to you on the SEC’s website, www.sec.gov.

GELTECH SOLUTIONS, INC.

FINANCIAL STATEMENTS

CONTENTS

GELTECH SOLUTIONS, INC. CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Balance Sheet – as of September 30, 2007 (unaudited)	F-2

Consolidated Statement of Operations – For the periods July 1, 2007 through September 30, 2007; July 1, 2007 through July 18, 2006; and July 19, 2006 (inception) through September 30, 2006 (unaudited)	F-3

Consolidated Statement of Cash Flows – For the periods July 1, 2007 through September 30, 2007; July 1, 2006 through July 18, 2006; and July 19, 2006 (inception) through September 30, 2006 (unaudited)	F-4

Notes to Consolidated Financial Statements	F-6

Report of Independent Registered Public Accounting Firm	F-12

Consolidated Balance Sheet – June 30, 2007	F-13

Consolidated Statement of Operations – For the period July 19, 2006 through June 30, 2007	F-14

Consolidated Statement of Cash Flows – For the period July 19, 2006 through June 30, 2007	F-15

Consolidated Statement of Stockholders’ Equity – July 19, 2006 through June 30, 2007	F-17

Notes to Consolidated Financial Statements	F-18

GELTECH SOLUTIONS, INC. A DIVISION OF DYN-O-MAT, INC. FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm	F-25

Statements of Operations – For the period July 1, 2006 to July 19, 2006 and for the year ended June 30, 2006	F-26

Statements of Cash Flows – For the period July 1, 2006 to July 19, 2006 and for the year ended June 30, 2006	F-27

Statements of Parent’s Equity in Division – For the period July 1, 2006 to July 19, 2006 and for the year ended June 30, 2006	F-28

Notes to Financial Statements	F-29

GELTECH SOLUTIONS, INC.

(A DEVELOPMENT STAGE COMPANY)

FORMERLY A DIVISION OF DYN-O-MAT, INC.

CONSOLIDATED BALANCE SHEET

SEPTEMBER 30, 2007

UNAUDITED

Assets
Current assets:
Cash	$503,863
Accounts receivable, trade	11,973
Related party receivable	3,265
Inventories	80,381
Prepaid expenses and other current assets	27,215

Total current assets	626,697

Equipment, net of accumulated depreciation of $3,697	22,919
Deposits	19,981

Total assets	$669,597

Liabilities and Stockholders’ Equity
Current liabilities:
Notes payable to stockholder	$140,000
Accounts payable	42,896
Accrued expenses	40,979

Total current liabilities	223,875

Stockholders’ equity:
Preferred stock; $0.001 par value; 5,000,000 shares authorized, no shares issued and outstanding	—
Common stock; $0.001 par value; 50,000,000 shares authorized, 10,282,434 shares issued and outstanding	10,282
Additional paid-in capital	2,178,580
Accumulated deficit	(1,743,140)

Total stockholders’ equity	445,722

Total liabilities and stockholders’ equity	$669,597

The accompanying notes are an integral part of these consolidated financial statements.

GELTECH SOLUTIONS, INC.

(A DEVELOPMENT STAGE COMPANY)

FORMERLY A DIVISION OF DYN-O-MAT, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

UNAUDITED

	Company	Predecessor	Company	Company
	July 1, 2007 to September 30, 2007	July 1, 2006 to July 18, 2006	July 19, 2006 (inception) to September 30, 2006	From Inception July 19, 2006 to September 30, 2007

Sales	$13,990	$101	$286	$27,407
Cost of goods sold	7,253	25	71	13,336
Gross profit	6,737	76	215	14,071

Selling, general and administrative expenses	415,845	15,249	620,149	1,529,086
In-process research and development expense	—	—	150,000	150,000
Research and development	25,736	—	—	53,341

Total expenses	441,581	15,249	770,149	1,732,427

Net loss from operations	(434,844)	(15,173)	(769,934)	(1,718,356)

Other income (expense):
Interest income	6,686	—	—	8,237
Interest expense	(3,590)	—	(107)	(33,021)

Total other income (expense)	3,096	–	(107)	(24,784)

Net loss	$(431,748)	$(15,173)	$(770,041)	$(1,743,140)

Loss per common share – basic and diluted	$(0.04)		$(0.13)

Weighted average shares outstanding	10,275,500		5,911,413

The accompanying notes are an integral part of these consolidated financial statements.

GELTECH SOLUTIONS, INC.

(A DEVELOPMENT STAGE COMPANY)

FORMERLY A DIVISION OF DYN-O-MAT, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

UNAUDITED

	Company	Predecessor	Company	Company
	July 1, 2007 to September 30, 2007	July 1, 2006 to July 18, 2006	July 19, 2006 (inception) to September 30, 2006	From Inception July 19, 2006 to September 30, 2007
Cash Flows from Operating Activities
Reconciliation of net loss to net cash used in operations
Net loss	$(431,748)	$(15,173)	$(770,041)	$(1,743,140)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	2,326	—	728	3,697
Imputed interest expense	3,590	—	–	16,067
In-process research and development expense	—	—	150,000	150,000
Common stock issued for services	—	—	451,000	25,000
Common stock issued for interest	—	—	—	16,675
Warrants issued in connection with financing	—	—	—	75,500
Stock compensation expense	16,141	—	24,803	54,120
Change in assets and liabilities:				—
Accounts receivable, trade	899		—	(11,973)
Related party receivable	—	—	—	(2,486)
Inventories	7,253	—	—	(80,381)
Prepaid expenses and other current assets	(9,344)	—	(3,000)	(16,871)
Deposits	(5,000)	—	(15,630)	(29,325)
Accounts payable	(115,989)	—	37,474	42,896
Related party payable	(21,231)		24,431	—
Accrued expenses	11,874		3,468	40,978
Change in due to Parent	—	15,173	—
Net cash used in operating activities	$(541,229)	$—	$(96,767)	$(1,459,243)

(continued)

The accompanying notes are an integral part of these consolidated financial statements.

GELTECH SOLUTIONS, INC.

(A DEVELOPMENT STAGE COMPANY)

FORMERLY A DIVISION OF DYN-O-MAT, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS (CONTINUED)

UNAUDITED

	Company	Predecessor	Company	Company
	July 1, 2007 to September 30, 2007	July 1, 2006 to July 18, 2006	July 19, 2006 to September 30, 2006	From Inception July 19, 2006 to September 30, 2006
Cash Flows from Investing Activities
Purchase of equipment	$(12,506)	$—	$(7,276)	$(26,615)
Net cash used in investing activities	(12,506)	—	(7,276)	(26,615)

Cash Flows from Financing Activities
Proceeds from notes payable	—	—	118,000	268,000
Repayment of notes payable	(110,000)	—	—	(128,000)
Repurchase of common stock	(19,000)		—	(19,000)
Proceeds from sale of common stock	1,000,000	—	46,500	1,868,721
Net cash provided by financing activities	871,000	—	164,500	1,989,721

Net increase in cash	317,265	—	60,457	503,863

Cash at beginning of period	186,598	—	—	—

Cash at end of period	$503,863	$—	$60,457	$503,863

Non-cash transactions:

On July 20, 2006, the Company issued 7,250,000 shares of common stock to the Predecessor Company for the following:

Common stock issued	$7,250
Equipment acquired	(779)
Intangible assets acquired at predecessor’s cost	—

Net cash received	$6,471

On July 20, 2006, the Company issued 200,000 founders’ shares to the Company’s legal counsel for legal services. (See Note 5)

The accompanying notes are an integral part of these consolidated financial statements.

GELTECH SOLUTIONS, INC.

(A DEVELOPMENT STAGE COMPANY)

FORMERLY A DIVISION OF DYN-O-MAT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.

ORGANIZATION

GelTech Solutions, Inc. (GelTech or the Company) is incorporated under the laws of the State of Delaware. The Company is in the Development Stage as defined by Statement of Financial Accounting Standard (SFAS) No. 7 "Accounting and Reporting for Development Stage Enterprises". GelTech is primarily engaged in business activities relating to finalizing the development and the initial marketing of its products in three distinct markets. (i) FireIce™, a patented fire suppression product, which is non-toxic and when combined with water becomes a water-based gel product used to suppress fires involving structures, personal property and forest wildfires; (ii) the IceWear™ line of garments that assist with cooling the core body temperature for those individuals who work in extreme conditions, such as firefighters, police officers, construction workers, race car drivers, and others who are exposed to extreme heat; and (iii) RootGel™, a moisture preservation solution that has many applications in the agricultural industry. Additionally, GelTech acquired a United States patent for a method to modify weather. This is a patented approach to weather modification with a goal to reduce the power of a hurricane in order to save lives and property.

The Company will continue to report as a development stage company until significant revenues are generated. The corporate office is located in Jupiter, Florida.

2.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed interim financial statements include the accounts of the Company and its two wholly owned subsidiaries: GelTech Innovations and Weather Tech Innovations. There has been no activity in either subsidiary. These unaudited, condensed interim financial statements have been prepared in accordance with accounting principles generally accepting in the United States of America for interim financial information and with the instructions to Form 10-QSB. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America ("GAAP") for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included.

Development Stage Company

The Company has generated nominal revenues to date; accordingly, the Company is considered a development stage enterprise as defined in Financial Accounting Standards Board No. 7, "Accounting and Reporting for Development Stage Companies." The Company is subject to a number of risks similar to those of other companies in an early stage of development.

Inventories

Inventories are finished goods and are stated at the lower of cost or market. Cost is determined by the first-in, first-out method.

Equipment

Equipment is carried at cost. Major renewals and improvements are capitalized, while maintenance and repairs are expensed when incurred. The cost and accumulated depreciation for equipment sold, retired or otherwise disposed of are relieved from the accounts, and resulting gains or losses are reflected in income. Depreciation is calculated using the straight-line method over the estimated useful lives of the equipment.

GELTECH SOLUTIONS, INC.

(A DEVELOPMENT STAGE COMPANY)

FORMERLY A DIVISION OF DYN-O-MAT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Fair Value of Financial Instruments

The carrying amounts of the Company’s financial instruments, which consist primarily of accounts receivable and accounts payable, approximate their fair values due to their short term nature.

Revenue Recognition

All revenue is recognized when products are shipped to customers.

Research and Development

Expenses for research and development are charged to expense when incurred.

Income Taxes

The Company accounts for income taxes on an asset and liability approach to financial accounting. Deferred income tax assets and liabilities are computed for the difference between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. A valuation allowance is recognized if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred asset will not be recognized. Income tax expense is the tax payable or refundable for the period, plus or minus the change during the period in deferred tax assets and liabilities.

Earnings (Loss) per Share

The Company computes earnings (loss) per share in accordance with SFAS No. 128, “Earnings per Share” (“SFAS No. 128”). SFAS No. 128 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period including stock options, using the treasury stock method, and convertible preferred stock, using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential common shares if their effect is anti-dilutive.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Management believes that the estimates utilized in preparing its financial statements are reasonable; however, actual results could differ from these estimates and could differ materially.

Stock-Based Compensation

On July 19, 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment,” (SFAS 123R) which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors including employee stock options, restricted stock units, and employee stock purchases based on estimated fair values.

GELTECH SOLUTIONS, INC.

(A DEVELOPMENT STAGE COMPANY)

FORMERLY A DIVISION OF DYN-O-MAT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Stock-Based Compensation (Continued)

Stock-based compensation expense recognized under SFAS 123R for the period July 1, 2007 to September 30, 2007 was $16,141 which consisted of compensation related to employee stock options, and is included in selling, general and administrative expenses on the consolidated statements of operations. Stock-based compensation expense recognized during the period is based on the value of the portion of share-based payment awards that is ultimately expected to vest during the period. At September 30, 2007, the total compensation cost for stock options not yet recognized was approximately $199,000. This cost will be amortized on a straight-line basis over the remaining vesting term of the options.

On September 15, 2006, the Company issued incentive stock options to purchase a total of 350,000 shares of the Company’s common stock to two officers (175,000 each) for current and future services. The options have an exercise price ($1.00) equal to the fair market value of the Company’s common stock on the date of grant. The options expire on September 15, 2011 and vest in equal increments over the term each June 30 and December 31 subject to continued employment as of the applicable vesting date. Upon adoption of the 2007 Equity Incentive Plan (2007 Plan) in March 2007, the options were reissued under the 2007 Plan on the same terms and conditions. Since the fair market value of the common stock had not changed, there will be no expense related to the reissuance of the options.

On March 2, 2007, the Company issued non-qualified stock options under the 2007 Plan to purchase a total of 90,000 shares of the Company’s common stock to three directors (30,000 each) for current and future services. The options have an exercise price ($1.00) equal to the fair market value of the Company’s common stock on the date of grant. The options expire on March 2, 2012 and vest in equal increments over the a three-year term each June 30 and December 31 subject to continued service with the Company in the capacity in which the grant was received as of the applicable vesting date.

On June 25, 2007, the Company issued non-qualified stock options under the 2007 Plan to purchase a total of 110,000 shares of the Company’s common stock to an officer (50,000), and employee (50,000) and two directors (5,000 each) for current and future services. The options have an exercise price of $0.667 equal to the fair market value of the Company’s common stock on the date of grant. The options expire on June 25, 2012 and vest in equal increments over the a three-year term each June 30 and December 31 subject to continued service with the Company in their present capacity.

On August 28, 2007, the Company issued non-qualified stock options under the 2007 Plan to purchase a total of 40,000 shares of the Company’s common stock to an officer for future services. The options have an exercise price of $0.667 equal to the fair market value of the Company’s common stock on the date of grant. The options expire on August 27, 2012 and vest three months after grant.

GELTECH SOLUTIONS, INC.

(A DEVELOPMENT STAGE COMPANY)

FORMERLY A DIVISION OF DYN-O-MAT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Stock-Based Compensation (Continued)

A summary of stock option transactions for all stock options for July 1, 2007 to September 30, 2007 is as follows:

	Options Outstanding	Weighted Average Exercise Price	Remaining Contractual Life (years)

Balance, July 1, 2007	550,000.933

Granted	40,000	$0.667
Exercised	—	—
Forfeited/expired	—	—
Balance, September 30, 2007	590,000	$0.915	4.5

Vested at September 30, 2007	103,333	$.941	4.5
Exercisable at September 30, 2007	103,333	$.941	4.5

Determining Fair Value Under SFAS 123R

The Company estimates the fair value of stock options granted using the Black-Scholes option-pricing formula and a single option award approach. This fair value is then amortized on a straight-line basis over the requisite service periods of the awards, which is generally the vesting period. The Company’s determination of fair value using an option-pricing model is affected by the stock price as well as assumptions regarding the number of highly subjective variables.

The fair value of stock option grants for the period from July 1, 2007 to September 30, 2007 was estimated using the following weighted- average assumptions:

Options
Risk free interest rate	5%
Expected term (in years)	5
Dividend yield	—
Volatility of common stock	50%
Estimated annual forfeitures	—
Weighted-average fair value	$ .33

3.

NOTES PAYABLE TO STOCKHOLDER

During the fiscal year ended June 30, 2007, the Company received non-interest bearing loans from a consultant totaling $250,000, which remained outstanding at June 30, 2007. The Company has imputed interest at a rate of 9% per year. On June 29, 2007, the terms of the notes were renegotiated. The renegotiated terms call for repayment of $100,000 on or before July 15, 2007 and the issuance of a $150,000 unsecured note due in one year with annual interest of 6%. On July 10, 2007, the Company repaid the $100,000 per the renegotiated terms. On September 18, 2007, the Company repaid an additional $10,000. The balance due at September 30, 2007 was $140,000.

GELTECH SOLUTIONS, INC.

(A DEVELOPMENT STAGE COMPANY)

FORMERLY A DIVISION OF DYN-O-MAT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

4.

STOCKHOLDERS’ EQUITY

During the quarter ended September 30, 2007, the Company repurchased in private transactions 2,566 common shares from two stockholders for a total of $19,000.

A summary of outstanding warrants as of September 30, 2007 is as follows:

	Warrants Outstanding	Weighted Average Exercise Price	Remaining Contractual Life (years)
Balance, June 30, 2007	699,058	$1.01	2.9

Granted	—	—	—
Exercised	—	—	—
Forfeited/cancelled/expired	—	—	—
Balance, September 30, 2007	699,058	$1.01	2.6

5.

INCOME TAXES

Due to the net losses incurred, there was no income tax provision for the period of July 1, 2007 to September 30, 2007. Additionally, due to the net losses incurred, there was no income tax provision for the period of July 19, 2006 to June 30, 2007. Deferred tax assets as of September 30, 2007, were as follows:

Net operating losses	$643,000

Less valuation allowance	(643,000)

Net deferred tax asset	$—

The Company had available at September 30, 2007, net operating loss carry forwards for federal and state tax purposes of approximately $1,743,000 that could be applied against taxable income in subsequent years through September 30, 2027. Based on the weight of available evidence, both positive and negative, a valuation allowance to fully provide for the net deferred tax assets has been recorded since it is more likely than not that the deferred tax assets will not be realized.

The net change in the valuation allowance for the period July 1, 2007 to September 30, 2007 was an increase of $160,000, resulting primarily from the net operating loss generated.

Reconciliation of the differences between income tax benefit computed at the federal and state statutory tax rates and the provision for income tax benefit for the period July 19, 2006 to September 30, 2007 was as follows:

Income tax loss at federal statutory rate	(34.00)%
State taxes, net of federal benefit	(3.63)
Valuation allowance	37.63
—%

GELTECH SOLUTIONS, INC.

(A DEVELOPMENT STAGE COMPANY)

FORMERLY A DIVISION OF DYN-O-MAT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

6.

RELATED PARTY TRANSACTIONS

During the period from inception through late January 2007, GelTech and Dyn-O-Mat each paid a portion of the other’s expenses. GelTech formerly shared a 7,140 square foot office/warehouse facility with Dyn-O-Mat until late January 2007 when Dyn-O-Mat moved to its own nearby facility. Effective February 1, 2007, GelTech and Dyn-O-Mat entered into an Administrative Services Agreement. Under this Agreement, Dyn-O-Mat agreed to pay GelTech $1,000 per month to cover the services including management and bookkeeping provided by GelTech’s employees. During the time the entity was operating as a division of Dyn-O-Mat, all receipts and disbursements were received and/or paid by the Parent Company and recorded as a contribution to the division. Dyn-O-Mat has paid GelTech $0 from July 1, 2007 to September 30, 2007.

7.

GOING CONCERN

These consolidated financial statements have been prepared on a going concern basis, which implies the Company will continue to realize it assets and discharge its liabilities in the normal course of business. As of September 30, 2007, the Company has generated minimal revenue and incurred loss from operations of $1,743,140 since inception. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability of the Company to obtain necessary debt or equity financing to continue operations, and the attainment of profitable operations. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern.

The Company’s continued existence is dependent upon its ability to achieve profitability and to generate cash either from operations or financing. Management’s plan is as follows:

•

Finalize development of the Company’s products and technologies and obtain product certification on FireIce™.

•

Continue to develop a market for its products and increase the number of distribution channels.

•

Obtain additional financing through the issuance of stock or other financing.

There is no assurance that the Company will achieve profitability or will be able to generate cash flows from either operations or from debt or equity financings. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Gel Tech Solutions, Inc.

We have audited the accompanying balance sheet of Gel Tech Solutions, Inc. as of June 30, 2007, and the related statements of operations, division equity, and cash flows for the period July 19, 2006 to June 30, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company at June 30, 2007, and the results of its operations, stockholder’s equity and its cash flows for the period July 19, 2006 to June 30, 2007, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 3, the Company has sustained substantial losses for the period July 19, 2006 (inception) to June 30, 2007. This factor raises substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans in regard to these matters are described in note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Sweeney, Gates & Co.

Ft. Lauderdale, Florida

August 28, 2007

GELTECH SOLUTIONS, INC.

(A DEVELOPMENT STAGE COMPANY)

FORMERLY A DIVISION OF DYN-O-MAT, INC.

CONSOLIDATED BALANCE SHEET

JUNE 30, 2007

Assets
Current assets:
Cash	$186,598
Accounts receivable, trade	12,873
Stock subscription receivable	1,000,000
Related party receivable	3,265
Inventories	87,634
Prepaid expenses and other current assets	17,871

Total current assets	1,308,241

Equipment, net of accumulated depreciation of $1,371	12,738
Deposits	14,981

Total assets	$1,335,960

Liabilities and Stockholders’ Equity
Current liabilities:
Notes payable to stockholder	$250,000
Accounts payable	158,885
Related party payable	21,231
Accrued expenses	29,105

Total current liabilities	459,221

Stockholders’ deficit:
Preferred stock; $0.001 par value; 5,000,000 shares authorized, no shares issued and outstanding	—
Common stock; $0.001 par value; 50,000,000 shares authorized, 10,285,000 shares issued and outstanding	10,285
Additional paid-in capital	2,177,846
Deficit accumulated during the development stage	(1,311,392)

Total stockholders’ equity	876,739

Total liabilities and stockholders’ equity	$1,335,960

The accompanying notes are an integral part of these financial statements

GELTECH SOLUTIONS, INC.

(A DEVELOPMENT STAGE COMPANY)

FORMERLY A DIVISION OF DYN-O-MAT, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

JULY 19, 2006 (INCEPTION TO JUNE 30, 2007)

Sales	$13,417
Cost of goods sold	6,083

Gross profit	7,334

Selling, general and administrative expenses	1,113,241
In-process research and development expense	150,000
Research and development	27,605
Total expenses	1,290,846

Net loss from operations	(1,283,512)

Other income (expenses):
Interest income	1,551
Interest expense	(29,431)

Total other income (expenses)	(27,880)

Net loss	$(1,311,392)

Loss per common share – basic and diluted	$(0.16)

Weighted average shares outstanding	8,380,997

The accompanying notes are an integral part of these financial statements

GELTECH SOLUTIONS, INC.

(A DEVELOPMENT STAGE COMPANY)

FORMERLY A DIVISION OF DYN-O-MAT, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

JULY 19, 2006 (INCEPTION TO JUNE 30, 2007)

Cash Flows from Operating Activities
Reconciliation of net loss to net cash used in operations
Net loss	$(1,311,392)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	1,371
Imputed interest expense	12,477
In-process research and development expense	150,000
Common stock issued for services	25,000
Common stock issued for interest	16,675
Warrants issued in connection with financing	75,500
Stock compensation expense	37,979
Change in assets and liabilities:
Accounts receivable, trade	(12,873)
Related party receivable	(2,486)
Inventories	(87,634)
Prepaid expenses and other current assets	(16,871)
Deposits	(14,981)
Accounts payable	158,885
Related party payable	21,231
Accrued expenses	29,105
Net cash used in operating activities	(918,014)

Cash Flows from Investing Activities
Purchase of equipment	(14,109)
Net cash used in investing activities	$(14,109)

The accompanying notes are an integral part of these financial statements

GELTECH SOLUTIONS, INC.

(A DEVELOPMENT STAGE COMPANY)

FORMERLY A DIVISION OF DYN-O-MAT, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS (CONTINUED)

Cash Flows from Financing Activities
Proceeds from notes payable	$268,000
Repayment of notes payable	(18,000)
Proceeds from sale of common stock	868,721
Net cash used in financing activities	1,118,721
Net increase in cash	186,598
Cash at beginning of period	—
Cash at end of period	$186,598

Non-cash transactions:

On July 20, 2006, the Company issued 7,250,000 shares of common stock to the Predecessor Company for the following:

Common stock issued	$7,250
Equipment acquired	(779)
Intangible assets acquired at predecessor’s cost	—
Net cash received	$6,471

In December 2006, the Company issued 150,000 shares of common stock to a director of the Company in exchange for a release of lien on intellectual property, including one patent, (See Note 5).

On July 20, 2006, the Company issued 200,000 founders’ shares to the Company’s legal counsel for legal services. (See Note 6)

The accompanying notes are an integral part of these financial statements

GELTECH SOLUTIONS, INC.

(A DEVELOPMENT STAGE COMPANY)

FORMERLY A DIVISION OF DYN-O-MAT, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

JULY 19, 2006 TO JUNE 30, 2007

	Preferred Stock Shares	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total
		Number of Shares	Par Value
Balance at July 19, 2006	—	—	$—	$—	$—	$—
Issuance of common stock July 20, 2006 in connection with purchase transaction	—	7,250,000	7,250	—	—	7,250
Issuance of founders’ Shares on July 20, 2006 for legal and consulting services	—	200,000	200	800	—	1,000
Issuance of common stock from July 19, 2006 to May 11, 2007 at $1.00 per share, net of $22,750 of expenses	—	385,000	385	361,865	—	362,250
Issuance of common stock for release of lien on December 31, 2006, value at $1.00 per share	—	150,000	150	149,850	—	150,000
Issuance of common stock on February 9, 2007 for consulting services, valued at $1.00 per share	—	25,000	25	24,975	—	25,000
Sale of common stock on May 25, 2007 at $1.00 per share	—	2,250,000	2,250	1,497,750	—	1,500,000
Issuance of warrants to purchase 474,058 shares of common stock to a Director on May 31, 2007, with an exercise price of $1.05 per share	—	—	—	75,500	—	75,500
Issuance of common stock for renewal of loan on June 29, 2007, value at $0.667 per share	—	25,000	25	16,650	—	16,675
Imputed interest on non-interest bearing note by stockholder accounted for as contribution of capital	—	—	—	12,477	—	12,477
Stock-based Compensation	—	—	—	37,979	—	37,979
Net loss	—	—	—	—	(1,311,392)	(1,311,392)
Balance at June 30, 2007	—	10,285000	$10,285	$2,177,846	$(1,311,392)	$876,739

The accompanying notes are an integral part of these financial statements

GELTECH SOLUTIONS, INC.

(A DEVELOPMENT STAGE COMPANY)

FORMERLY A DIVISION OF DYN-O-MAT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.

ORGANIZATION

GelTech Solutions, Inc. (GelTech or the Company) is located in Jupiter, Florida. Through July 18, 2006, the Company operated as a separate division of Dyn-O-Mat, Inc. (Dyn-O-Mat or the Predecessor Company). The Company was incorporated under the laws of the State of Florida on July 19, 2006 and on November 18, 2006, the Company reincorporated in Delaware under the name of GelTech Solutions, Inc. On July 20, 2006, the Company acquired assets from the Predecessor Company in exchange for 7,250,000 shares of the Company’s common stock. The assets acquired from the Predecessor Company consisted of the following:

Cash received	$6,471
Equipment	779
Intangible assets acquired at predecessor’s cost	—
Assets received	$7,250

The intangible assets acquired consisted of United States patents and other intellectual property which was recorded at the Predecessor Company’s cost basis of zero.

The Company is in the development stage and is primarily engaged in business activities that includes finalizing the development of products for three distinct markets: (i) FireIce™, a patented fire suppression product, which is non-toxic and when combined with water becomes a water-based gel product used to suppress fires involving structures, personal property and forest wildfires; (ii) the IceWear™ line of garments that assist with cooling the core body temperature for those individuals who work in extreme conditions, such as firefighters, police officers, construction workers, race car drivers, and others who are exposed to extreme heat; and (iii) RootGel™, a moisture preservation solution that has many applications in the agricultural industry. Additionally, GelTech acquired a United States patent for a method to modify weather. This is a patented approach to weather modification with a goal to reduce the power of a hurricane in order to save lives and property.

2.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its two wholly owned subsidiaries: GelTech Innovations and Weather Tech Innovations. There has been no activity in either subsidiary.

Accounts Receivable

The Company considers accounts receivable to be fully collectible; accordingly, no allowance for doubtful accounts is made. If accounts become uncollectible, they will be charged to operations when that determination is made.

Inventories

Inventories are finished goods and are stated at the lower of cost or market. Cost is determined by the first-in, first-out method.

Equipment

Equipment is carried at cost. Major renewals and improvements are capitalized, while maintenance and repairs are expensed when incurred. The cost and accumulated depreciation for equipment sold, retired or otherwise disposed of are relieved from the accounts, and resulting gains or losses are reflected in income. Depreciation is calculated using the straight-line method over the estimated useful lives of the equipment.

Impairment of long-lived assets

Equipment is reviewed for impairment in the fourth quarter and whenever events or circumstances indicate the carrying amount may not be recoverable. If the sum of the expected undiscounted cash flows is less than the carrying value of the related assets or group of assets, a loss is recognized for the difference between the fair value and the carrying value of the related asset or group of assets. No impairments were recognized in the period ended June 30, 2007.

GELTECH SOLUTIONS, INC.

(A DEVELOPMENT STAGE COMPANY)

FORMERLY A DIVISION OF DYN-O-MAT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Fair Value of Financial Instruments

The carrying amounts of the Company’s financial instruments, which consist primarily of accounts receivable and accounts payable, approximate their fair values due to their short term nature.

Revenue Recognition

All revenue is recognized when products are shipped to customers.

Research and Development

Expenses for research and development are charged to expense when incurred. The total expenses, including $150,000 for purchased research and development, incurred during the period July 19, 2006, (inception) to June 30, 2007 were $177,605. Research and development expenses incurred during the period from July 1, 2006 through July 19, 2006 and the year ended June 30, 2006 was $61 and $6,951, respectively.

Income Taxes

The Company accounts for income taxes on an asset and liability approach to financial accounting. Deferred income tax assets and liabilities are computed for the difference between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. A valuation allowance is recognized if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred asset will not be recognized. Income tax expense is the tax payable or refundable for the period, plus or minus the change during the period in deferred tax assets and liabilities.

Earnings (Loss) per Share

Basic earning (loss) per share is computed by dividing the loss by the weighted average number of common shares outstanding for the period. Diluted earnings per share considers the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that shared in the earnings of the entity. There were 1,249,058 common stock equivalents outstanding as of June 30, 2007.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Management believes that the estimates utilized in preparing its financial statements are reasonable; however, actual results could differ from these estimates and could differ materially.

Stock-Based Compensation

On July 19, 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment,” (SFAS 123R) which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors including employee stock options, restricted stock units, and employee stock purchases based on estimated fair values.

Stock-based compensation expense recognized under SFAS 123R for the period July 19, 2006 (inception) to June 30, 2007 was $37,979, which consisted of compensation related to employee stock options, and is included in selling, general and administrative expenses on the consolidated statements of operations. Stock-based compensation expense recognized during the period is based on the value of the portion of share-based payment

GELTECH SOLUTIONS, INC.

(A DEVELOPMENT STAGE COMPANY)

FORMERLY A DIVISION OF DYN-O-MAT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Stock-Based Compensation (Continued)

awards that is ultimately expected to vest during the period. At June 30, 2007, the total compensation cost for stock options not yet recognized was approximately $217,000. This cost will be amortized on a straight-line basis over the remaining vesting term of the options.

On September 15, 2006, the Company issued incentive stock options to purchase a total of 350,000 shares of the Company’s common stock to two officers (175,000 each) for current and future services. The options have an exercise price ($1.00) equal to the fair market value of the Company’s common stock on the date of grant. The options expire on September 15, 2011 and vest in equal increments over the term each June 30 and December 31 subject to continued employment as of the applicable vesting date. Upon adoption of the 2007 Equity Incentive Plan (2007 Plan) in March 2007, the options were reissued under the 2007 Plan on the same terms and conditions. Since the fair market value of the common stock had not changed, there will be no expense related to the reissuance of the options.

On March 2, 2007, the Company issued non-qualified stock options under the 2007 Plan to purchase a total of 90,000 shares of the Company’s common stock to three directors (30,000 each) for current and future services. The options have an exercise price ($1.00) equal to the fair market value of the Company’s common stock on the date of grant. The options expire on March 2, 2012 and vest in equal increments over the a three-year term each June 30 and December 31 subject to continued service with the Company in the capacity in which the grant was received as of the applicable vesting date.

On June 25, 2007, the Company issued non-qualified stock options under the 2007 Plan to purchase a total of 110,000 shares of the Company’s common stock to an officer (50,000), and employee (50,000) and two directors (5,000 each) for current and future services. The options have an exercise price ($667) equal to the fair market value of the Company’s common stock on the date of grant. The options expire on June 25, 2012 and vest in equal increments over a three-year term each June 30th and December 31st subject to continued service with the Company in their present capacity.

A summary of stock option transactions for all stock options for the period July 19, 2006 (inception) to June 30, 2007 is as follows:

	Options Outstanding	Weighted Average Exercise Price	Remaining Contractual Life (years)

Balance, July 19, 2006	—	—
Granted	550,000	$.933
Exercised	—	—
Forfeited/expired	—	—
Balance, June 30, 2007	550,000.933		4.7
Vested at June 30, 2007	103,333.941		4.7
Exercisable at June 30, 2007	103,333.941		4.7

GELTECH SOLUTIONS, INC.

(A DEVELOPMENT STAGE COMPANY)

FORMERLY A DIVISION OF DYN-O-MAT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Determining Fair Value Under SFAS 123R

The Company estimates the fair value of stock options granted using the Black-Scholes option-pricing formula and a single option award approach. This fair value is then amortized on a straight-line basis over the requisite service periods of the awards, which is generally the vesting period. The Company’s determination of fair value using an option-pricing model is affected by the stock price as well as assumptions regarding the number of highly subjective variables.

The fair value of stock option grants and employee stock purchases for the period from July 19, 2006 (inception) to June 30, 2007 was estimated using the following weighted- average assumptions:

Options
Risk free interest rate	5%
Expected term (in years)	5
Dividend yield	—
Volatility of common stock	50%
Estimated annual forfeitures	—
Weighted-average fair value	$.93

3.

GOING CONCERN

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. The Company sustained substantial losses for the period from July 19, 2006 (inception) to June 30, 2007. This raises substantial doubt about the Company’s ability to continue as a going concern.

The Company’s continued existence is dependent upon its ability to achieve profitability and to generate cash either from operations or financing. Management’s plan is as follows:

Finalize development of the Company’s products and technologies and obtain product certification from the National Fire Protection Association on the FireIce™ product.

Continue to develop a market for the products and increase the number of distribution channels.

Obtain additional funds through the issuance of stock or other financing.

There is no assurance that the Company will achieve profitability or will be able to generate cash flows from either operations or from debt or equity financings. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

4.

EQUIPMENT

At June 30, 2007, equipment consisted of the following:

	Cost	Estimated Useful Life
Equipment	$14,109	5 years

Less: accumulated depreciation	(1,371)

	$12,738

Depreciation expense for the period ended June 30, 2007 was $1,371.

GELTECH SOLUTIONS, INC.

(A DEVELOPMENT STAGE COMPANY)

FORMERLY A DIVISION OF DYN-O-MAT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

5.

NOTES PAYABLE TO STOCKHOLDERS

During September 2006, the Company received the proceeds from a demand note of $18,000. The $18,000 loan was from a minority stockholder of the Predecessor Company, who became a director in November 2006, and bears interest at 9%. The $18,000 loan was repaid in November 2006.

During September 2006, January 2007 and February 2007, the Company received the proceeds from demand notes of $100,000, $50,000 and $100,000, respectively. These non-interest bearing loans were from a consultant. The Company has imputed interest at a rate of 9% per year. On June 29, 2007, the terms of the notes were renegotiated. The renegotiated terms call for repayment of $100,000 on or before July 15, 2007 and the issuance of a $150,000 unsecured note due in one year with annual interest of 6%.  On July 10, 2007, the Company repaid $100,000 per the renegotiated terms.

6.

STOCKHOLDERS’ EQUITY

On July 20, 2006, the Company issued 7,250,000 shares of common stock to the Predecessor Company in a purchase transaction involving the GelTech division in return for the assignment of intellectual property rights and various inventions. Also on July 20, 2006, the Company issued 200,000 shares of founders’ shares to the Company’s legal counsel for legal fees of $1,000.

On August 27, 2006, the Company issued 425,000 shares of the Company’s common stock and 250,000 warrants to purchase shares of the Company’s common stock to a consultant for professional services rendered. On June 29, 2007 these shares and warrants were cancelled and the related expense was reversed.

From July 19, 2006 (inception) to May 11, 2007, the Company sold 385,000 shares of common stock for $1 per share. The Company received proceeds of $362,250, net of 22,750 of finder’s fees.

On February 9, 2007, the Company issued 25,000 shares of the Company’s common stock to a consultant for professional services rendered. The shares were valued at $1 per share and the resulting $25,000 expense is included in consulting expense for the period from July 19, 2006 (inception) to June 30, 2007 in the consolidated statement of operations.

On May 29, 2007, the Company sold 2,250,000 shares of common stock and warrants to purchase 225,000 shares of common stock for $.667 per share, to an accredited investor for $1,500,000. Payment terms of this agreement were for $500,000 cash immediately, and $1,000,000 to be paid by July 2, 2007. On June 29, 2007, the Company received the $1,000,000 payment.

On June 29, 2007, the Company entered into a settlement agreement to formally extend the term of a note payable (see Note 4).  As an inducement, the Company issued the noteholder 25,000 shares of common stock, and recorded an expense of $16,675.

The Company has stock subscriptions receivable at June 30, 2007 of $1,000,000 from the issuance of common stock pursuant to an agreement to an investor dated May 29, 2007. The agreement required payment by July 2, 2007. The Company received the payment, via check, from the investor on June 29, 2007. The check was deposited and cleared the following week

GELTECH SOLUTIONS, INC.

(A DEVELOPMENT STAGE COMPANY)

FORMERLY A DIVISION OF DYN-O-MAT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

6.

STOCKHOLDERS’ EQUITY (Continued)

A summary of outstanding warrants as of June 30, 2007 is as follows:

		Weighted
		Average	Remaining
	Warrants	Exercise	Contractual
	Outstanding	Price	Life (years)

Balance, July 19, 2006	—	—
Granted	949,058	$1.02	3.0
Exercised	—	—
Forfeited/cancelled/expired	(250,000)	$1.00	3.0

Balance, June 30, 2007	699,058	$1.01	2.9

7.

IN-PROCESS RESEARCH AND DEVELOPMENT

On July 20, 2006, the Company acquired intellectual property including one patent, for a method to modify weather, which was subject to a lien of $150,000 based upon a note payable held by a minority stockholder of the Predecessor Company. In December 2006, the Company issued 150,000 shares of common stock to the note holder in exchange for release of the lien from the Predecessor Company. The technology is currently under development and therefore the value of the common stock issued was expensed as in-process research and development. The note holder was director of the Company at the time the shares were issued.

8.

INCOME TAXES

Due to the net losses incurred, there was no income tax provision for the period ended July 19, 2006 to June 30, 2007. Deferred tax assets as of June 30, 2007, were as follows:

Net operating losses	$483,000

Less valuation allowance	(483,000)

Net deferred tax asset	$—

The Company had available at June 30, 2007, net operating loss carryforwards for federal and state tax purposes of approximately $1,311,000 that could be applied against taxable income in subsequent years through June 30, 2027.

Based on the weight of available evidence, both positive and negative, a valuation allowance to fully provide for the net deferred tax assets has been recorded since it is more likely than not that the deferred tax assets will not be realized.

The net change in the valuation allowance for the period July 19, 2006 to June 30, 2007 was an increase of $483,000 resulting primarily from the net operating loss generated.

Reconciliation of the differences between income tax benefit computed at the federal and state statutory tax rates and the provision for income tax benefit for the period July 19, 2006 to June 30, 2007 was as follows:

Income tax loss at federal statutory rate	(34.00)%
State taxes, net of federal benefit	(3.63)
Valuation allowance	37.63
$—%

GELTECH SOLUTIONS, INC.

(A DEVELOPMENT STAGE COMPANY)

FORMERLY A DIVISION OF DYN-O-MAT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

9.

RELATED PARTY TRANSACTIONS

During the period from inception through late January 2007, GelTech and Dyn-O-Mat each paid a portion of the other’s expenses. GelTech formerly shared a 7,140 square foot office/warehouse facility with Dyn-O-Mat until late January 2007 when Dyn-O-Mat moved to its own nearby facility.  Effective February 1, 2007, GelTech and Dyn-O-Mat entered into an Administrative Services Agreement. Under this Agreement, Dyn-O-Mat agreed to pay GelTech $1,000 per month to cover the services including management and bookkeeping provided by GelTech’s employees. At June 30, 2007, the receivable from Dyn-O-Mat was $3,265.

10.

COMMITMENTS AND CONTINGENCIES

On September 12, 2006, the Company entered into a lease for office and warehouse space located in Jupiter, Florida. The lease term begins on October 1, 2006 and terminates on September 30, 2008. The Company was previously under a month-to-month lease.

Approximate future minimum lease payments required under this noncancelable operating lease are as follows:

Year ended June 30,
2008	$93,784
2009	23,446
$117,230

Lease expense for the period ended June 30, 2007 was $57,565.

On September 15, 2006, the Company entered into employment agreements with two of its officers and on December 18, 2006 the Company entered into an employment agreement with a third officer. Each agreement is for a term of three years and requires the payment of $91,000 in annual compensation to each officer. In addition, two of the employment contracts include the issuance of incentive stock options to purchase 175,000 shares of the Company’s common stock to each of the officers. See Note 2 for additional information on these options.

In October 2006, the Company entered into a Consulting Agreement with Mr. Michael Brown, to perform part-time marketing services for $10,000 a month for a 12-month period. Subsequent to entering into the Agreement, Mr. Brown was appointed Senior Vice President of Government Relations and as a director of GelTech. At June 30, 2007, the Company owed a director $21,231 in consulting fees under the terms of his consulting agreement. During August 2007, the Company and Mr. Brown mutually agreed to terminate the consulting agreement.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Dyn-O-Mat, Inc

We have audited the statements of operations, division equity, and cash flows for the period July 1, 2006 to July 19, 2006 and for the year ended June 30, 2006 of Gel Tech Solutions, a division of Dyn-O-Mat, Inc.  These financial statements are the responsibility of the Division’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of its operations, division equity and its cash flows for the period July 1, 2006 to July 19, 2006 and for the year ended June 30, 2006 of the Division, in conformity with accounting principles generally accepted in the United States of America.

Sweeney, Gates & Co.

Ft. Lauderdale, Florida

August 28, 2007

GELTECH SOLUTIONS

(A DEVELOPMENT STAGE COMPANY)

A DIVISION OF DYN-O-MAT, INC.

STATEMENTS OF OPERATIONS

	July 1, 2006 to July 19, 2006	July 1, 2005 to June 30, 2005
Sales	$101	$221
Cost of goods sold	25	55

Gross profit	76	166

Selling, general and administrative expenses	15,249	320,722

Total expenses	15,249	320,722

Net loss	$(15,173)	$(320,556)

The accompanying notes are an integral part of these financial statements.

GELTECH SOLUTIONS

(A DEVELOPMENT STAGE COMPANY)

A DIVISION OF DYN-O-MAT, INC.

STATEMENTS OF CASH FLOWS

	July 1, 2006 to July 19, 2006	July 1, 2005 to June 30, 2006
Cash Flows used in Operating Activities
Reconciliation of net loss to net cash used in operations
Net loss	$(15,173)	$(320,556)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	—	302
Change in due to Parent	15,173	320,254
Net cash used in operating activities	—	—

Cash Flows from Investing Activities
None	—	—

Cash Flows from Financing Activities
None	—	—

Net increase in cash	—	—

Cash at beginning of period	—	—

Cash at end of period	$—	$—

The accompanying notes are an integral part of these financial statements.

GELTECH SOLUTIONS

(A DEVELOPMENT STAGE COMPANY)

A DIVISION OF DYN-O-MAT, INC.

STATEMENT OF PARENT’S EQUITY IN DIVISION

Balance at July 1, 2005	$1,096
Parent’s contribution of capital to division	320,254
Net loss	(320,556)

Balance at June 30, 2006	794
Parent’s contribution of capital to division	15,173
Net loss	(15,173)

Balance at July 19, 2006	$794

The accompanying notes are an integral part of these financial statements.

GELTECH SOLUTIONS, DIVISION OF DYN-O-MAT, INC.

NOTES TO FINANCIAL STATEMENTS

1.

ORGANIZATION

GelTech Solutions, division of Dyn-O-Mat, Inc. (GelTech or the Company) was located in Jupiter, Florida. Through July 19, 2006, the entity operated as a division of Dyn-O-Mat, Inc. (Dyn-O-Mat or the Parent). GelTech Solutions Inc., the successor was incorporated under the laws of the State of Florida on July 19, 2006.

On July 20, 2006, the successor acquired assets from the Parent in exchange for 7,250,000 shares of its common stock. The assets acquired from the Parent consisted of the following:

Net cash received	$6,471
Value of equipment acquired	779
Value of intangible assets acquired at predecessor’s cost	—
Value of assets received	$7,250

The intangible assets acquired consisted of United States patents and other intellectual property that was recorded at the Parent’s cost basis of zero.

The division was primarily engaged in business activities that included the sale and marketing of products for three distinct markets: (i) FireIce™, a patented fire suppression product, which is a non-toxic, water-based gel product used to suppress fires involving structures, personal property and forest wildfires; (ii) the IceWear™ line of garments that assist with cooling the core body temperature for those individuals who work in extreme conditions, such as firefighters, police officers, construction workers, race car drivers, and others who are exposed to extreme heat; and (iii) RootGel™, a moisture preservation solution that has many applications in the agricultural industry. Additionally, GelTech acquired the United States patent for a method to modify weather. This is a patented approach to weather modification with an end goal to reduce the power of a hurricane in order to save lives and property.

2.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Equipment

Equipment is carried at cost. Major renewals and improvements are capitalized, while maintenance and repairs are expensed when incurred. The cost and accumulated depreciation for equipment sold, retired or otherwise disposed of are relieved from the accounts, and resulting gains or losses are reflected in income. Depreciation is calculated using the straight-line method over the estimated useful lives of the equipment.

Revenue Recognition

All revenue is recognized when products are shipped to customers.

Research and Development

Expenses for research and development are charged to expense when incurred. The total amount of research and development expenses incurred during the period from July 1, 2006 to July 19, 2006 and the year ended June 30, 2006 was $61 and $6,951, respectively.

Income Taxes

The division was included in the federal income tax return of Dyn-O-Mat. The division’s U.S. federal and state income tax liabilities are computed as if GelTech filed separate tax returns.

GELTECH SOLUTIONS, DIVISION OF DYN-O-MAT, INC.

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

2.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Taxes (Continued)

The division accounts for income taxes on an asset and liability approach to financial accounting. Deferred income tax assets and liabilities are computed for the difference between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. A valuation allowance is recognized if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred asset will not be recognized. Income tax expense is the tax payable or refundable for the period, plus or minus the change during the period in deferred tax assets and liabilities.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Management believes that the estimates utilized in preparing its financial statements are reasonable; however, actual results could differ from these estimates and could differ materially.

3.

RELATED PARTY TRANSACTIONS

During the time the Company was operating as a division of Dyn-O-Mat, all receipts and disbursements were received and/or paid by the Parent Company and recorded as a contribution to the division.

4.

INCOME TAXES

Due to the net losses incurred, there was no income tax provision for the period July 1, 2006 to July 19, 2006 and the year ended June 30, 2006.

Based on the weight of available evidence, both positive and negative, a valuation allowance to fully provide for the net deferred tax assets has been recorded since it is more likely than not that the deferred tax assets will not be realized.

The net change in the valuation allowance for the period July 1, 2006 to July 19, 2006 and the year ended June 30, 2006 was an increase of $5,700 and $121,000, respectively, resulting primarily from the net operating loss generated.

Reconciliation of the differences between income tax benefit computed at the federal and state statutory tax rates and the provision for income tax benefit for the period July 1, 2006 to July 19, 2006 and the year ended June 30, 2006 was as follows:

	July 1, 2006 to July 19, 2006	July 1, 2005 to June 30, 2006
Income tax loss at federal statutory rate	(34.00)%	(34.00)%
State taxes, net of federal benefit	(3.63)	(3.63)
Valuation allowance	37.63	37.63
	—%	—%

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.

Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides a corporation with the power to indemnify any officer or director acting in his capacity as our representative who is or is threatened to be made a party to any lawsuit or other proceeding for expenses, judgment and amounts paid in settlement in connection with such lawsuit or proceeding. The indemnity provisions apply whether the action was instituted by a third party or was filed by one of our shareholders. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise. We have provided for this indemnification in our Certificate of Incorporation because we believe that it is important to attract qualified directors and officers. We have also entered into Indemnification Agreements with our directors and officers which agreements are designed to indemnify them to the fullest extent permissible by law, subject to one limitation described in the next sentence. We have further provided in our Certificate of Incorporation that no indemnification shall be available, whether pursuant to our Certificate of Incorporation or otherwise, arising from any lawsuit or proceeding in which we assert a direct claim, as opposed to a shareholders’ derivative action, against any directors and officers. This limitation is designed to insure that if we sue a director or officer we do not have to pay for his defense.

We have been advised that the Securities and Exchange Commission believes it is against public policy for us to indemnify our directors and officers for violations of the Securities Act of 1933 and the Securities Exchange Act of 1934. Accordingly, we have agreed that unless our attorneys advise us that the courts have ultimately decided whether the SEC is correct, we will let a court determine whether we can indemnify our directors and officers under such laws.

Item 25.

Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. No expenses shall be borne by the selling shareholder. All of the amounts shown are estimates, except for the SEC Registration Fees.

SEC registration fees	$55
Printing expenses	$1,000
Accounting fees and expenses	$80,000
Legal fees and expenses	$100,000
Transfer agent fees	$1,000
Blue Sky fees	$2,500
Miscellaneous	$500
Total	$185,005

Item 26.

Recent Sales of Unregistered Securities.

All of the following sales were made in reliance on the exemption provided in Section 4(2) of the Securities Act of 1933 and Rule 506 thereunder:

As of July 20, 2006, GelTech issued 7,250,000 shares of its common stock to Dyn-O-Mat in exchange for patents, patents pending and other assets.

As of July 20, 2006, GelTech issued 200,000 shares of its common stock to its legal counsel in exchange for a $1,000 legal fee credit.

As of August 27, 2006, GelTech issued 425,000 shares of common stock and 250,000 warrants exercisable at $1.00 per share, as part of the consideration for entry into a consulting agreement.

From September 14, 2006 through May 11, 2007, GelTech sold a total of 385,000 shares of common stock in a private placement offering for $1.00 per share. Of these shares, 50% are being registered under this registration statement.

On February 9, 2007, GelTech issued 25,000 shares of its common stock as a finders’ fee.

On December 13, 2006, GelTech issued 150,000 shares of its common stock to a director in consideration of the director releasing a lien on a patent. All of these shares are being registered as part of this registration statement.

On March 2, 2007, GelTech issued 350,000 five-year options for its common stock exercisable at $1.00 per share, subject to vesting, to two of its executive officers as part of the consideration for entry into employment agreements with those executive officers.

On March 2, 2007, GelTech issued 90,000 five-year options for its common stock exercisable at $1.00 per share, subject to vesting, to three of its directors as part of the automatic grants under the 2007 Equity Incentive Plan for appointment to its Board of Directors.

On May 29, 2007, GelTech sold 2,250,000 shares at $0.667 per share and 225,000 warrants exercisable at $1.00 per share. 1,112,500 of the shares and 112,500 of the shares issuable upon exercise of the warrants are being registered under this registration statement.

On May 31, 2007, GelTech issued 474,058 three-year warrants exercisable at $1.05 per share to one of its directors in conjunction with his acceptance of the exchange offer. The director had Dyn-O-Mat warrants and the same exchange ratio was used.

On June 25, 2007, GelTech issued 50,000 five-year options each to its President and a Vice President. The options are exercisable at $0.667 per share, subject to vesting.

On June 25, 2007, GelTech issued 10,000 five-year options for its common stock exercisable at $0.667 per share, subject to vesting, to two of its directors as part of the automatic grants under the 2007 Equity Incentive Plan for appointment to Audit Committee.

On July 3, 2007, GelTech issued 25,000 shares of its common stock in consideration for the extension of the due date of a loan.

Item 27.

Exhibits.

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
3.1	Certificate of Incorporation (1)
3.2	Amended and Restated Bylaws (1)
5.1	Opinion of Harris Cramer LLP (2)
10.1	Employment Agreement, dated September 15, 2006, by and between GelTech and Michael Cordani (1)
10.2	Employment Agreement, dated December 18, 2006, by and between GelTech and Peter Cordani (1)
10.3	Employment Agreement, dated September 15, 2006, by and between GelTech and Joseph Ingarra (1)
10.4	Consulting Agreement, dated October ___, 2006, by and between GelTech and Michael D. Brown (1)
10.5	Loan Agreement dated November 21, 2006, by and among Dyn-O-Mat, Inc., Peter Cordani and Phil O’Connell, Jr. Revocable Trust (1)
10.6	2007 Equity Incentive Plan (1)
10.7	Employment Agreement (David Rosenfeld) (2)
10.8	Consulting Agreement (David Rosenfeld) (2)
21.1	List of Subsidiaries (1)
23.1	Consent of Sweeney, Gates & Co. (GelTech, Division)
23.2	Consent of Sweeney, Gates & Co. (GelTech Solutions, Inc.)
23.3	Consent of Harris Cramer LLP (as contained in Exhibit 5.1)

———————

(1)

Contained in Form SB-2 filed on July 20, 2007

(2)

Contained in Form SB-2/A filed on September 28, 2007.

Item 28.

Undertakings.

(a)

The undersigned registrant hereby undertakes:

1.

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)

Include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

Include any additional or changed material information on the plan of distribution.

2.

For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement relating to the securities offered therein, and the offering of the securities at that time to be the initial bona fide offering thereof.

3.

To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of offering.

4.

That each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has authorized this Registration Statement to be signed on its behalf by the undersigned.

GELTECH SOLUTIONS, INC.
Jupiter, Florida Dated: December 10, 2007

	By:	/s/ MICHAEL CORDANI
Michael Cordani
Chief Executive Officer (Principal Executive Officer)

In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ MICHAEL CORDANI	Director	December 10, 2007
Michael Cordani

/s/ DAVID ROSENFELD	Chief Financial Officer	December 11, 2007
David Rosenfeld

/s/ JOSEPH INGARRA	Director	December 10, 2007
Joseph Ingarra

/s/ PETER CORDANI	Director	December 10, 2007
Peter Cordani

/s/ MICHAEL R. DONN, SR.	Director	December 10, 2007
Michael R. Donn, Sr.

/s/ PHIL D. O’CONNELL, JR.	Director	December 11, 2007
Phil D. O’Connell, Jr.

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
3.1	Certificate of Incorporation (1)
3.2	Amended and Restated Bylaws (1)
5.1	Opinion of Harris Cramer LLP (2)
10.1	Employment Agreement, dated September 15, 2006, by and between GelTech and Michael Cordani (1)
10.2	Employment Agreement, dated December 18, 2006, by and between GelTech and Peter Cordani (1)
10.3	Employment Agreement, dated September 15, 2006, by and between GelTech and Joseph Ingarra (1)
10.4	Consulting Agreement, dated October ___, 2006, by and between GelTech and Michael D. Brown (1)
10.5	Loan Agreement dated November 21, 2006, by and among Dyn-O-Mat, Inc., Peter Cordani and Phil O’Connell, Jr. Revocable Trust (1)
10.6	2007 Equity Incentive Plan (1)
10.7	Employment Agreement (David Rosenfeld) (2)
10.8	Consulting Agreement (David Rosenfeld) (2)
21.1	List of Subsidiaries (1)
23.1	Consent of Sweeney, Gates & Co. (GelTech, Division)
23.2	Consent of Sweeney, Gates & Co. (GelTech Solutions, Inc.)
23.3	Consent of Harris Cramer LLP (as contained in Exhibit 5.1)

———————

(1)

Contained in Form SB-2 filed on July 20, 2007

(2)

Contained in form SB-2/A filed on September 28, 2007